AS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION ON SEPTEMBER 16, 2004

                              REGISTRATION NO. 333-

                                  UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

                                    FORM SB-2
             REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933

                           CHINA HEALTH HOLDING, INC.
                 (Name of small business issuer in its charter)

        NEVADA                          2833                        98-0432681
(State or jurisdiction of     (Primary Standard Industrial           (I.R.S.
incorporation or organization) Classification Code Number)  Employer Identification No.)


                          Suite 3400 - 666 Burrard St.
                                   Park Place
                           Vancouver, British Columbia
                                 Canada V6C 2X8
                                 (604) 608-6788
          (Address and telephone number of principal executive offices)

                      Julianna Lu, Chief Executive Officer
                          Suite 3400 - 666 Burrard St.
                                   Park Place
                           Vancouver, British Columbia
                                 Canada V6C 2X8
                                 (604) 608-6788
            (Name, address and telephone number of agent for service)

                                   COPIES TO:

                             Richard Friedman, Esq.
                              David Schubauer, Esq.
                       Sichenzia Ross Friedman Ference LLP
                           1065 Avenue of the Americas
                            New York, New York 10018
                                 (212) 930-9700

                  APPROXIMATE DATE OF PROPOSED SALE TO PUBLIC:
   As soon as practicable after this registration statement becomes effective.

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. |_|

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. |_|

If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. |_|

If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box. |_|

                       (COVER CONTINUES ON FOLLOWING PAGE)

                                                   CALCULATION OF REGISTRATION FEE
========================================== ===================== ====================== ===================== =====================
                                                                   Proposed Maximum       Proposed Maximum
    Title of each class of securities          Amount to be       Offering Price Per     Aggregate Offering        Amount of
            to be registered                    Registered           Security (1)              Price            Registration Fee
========================================== ===================== ====================== ===================== =====================
Common Stock, $.001 par value per share         4,048,788                 $0.25                $1,012,197           $128.25
========================================== ===================== ====================== ===================== =====================

(1) Estimated solely for purposes of calculating the registration fee in accordance with Rule 457(e) under the Securities Act of 1933.

     The registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the registrant shall file a further amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until this Registration Statement shall become effective on such date as the Commission, acting pursuant to said Section 8(a) may determine.

The information in this prospectus is not complete and may be changed. We may not sell these securities until the registration statement filed with the Securities and Exchange Commission is effective. This prospectus is not an offer to sell these securities and is not soliciting an offer to buy these securities in any state where the offer or sale is not permitted.

     PRELIMINARY PROSPETUS, SUBJECT TO COMPLETION, DATED SEPTEMBER 16, 2004

                           China Health Holding, Inc.
                               4,048,788 Shares of
                                  Common Stock

     This prospectus relates to the sale of 4,048,788 currently outstanding shares of our common stock, par value $.001 per share (the "Common Stock") by certain stockholders of China Health Holding, Inc. This is the initial registration of shares of our common stock. The selling stockholders will sell the shares from time to time at $.25 per share. Our common stock is not traded on any national securities exchange and is not quoted on any over-the-counter market. If our shares become quoted on the Over-The-Counter Bulletin Board, sales will be made at prevailing market prices or privately negotiated prices.

     We will not receive any proceeds from any sales made by the selling stockholders. We have paid the expenses of preparing this prospectus and the related registration expenses.

          The Securities offered hereby involve a high degree of risk.
                     See "Risk Factors" beginning on page 2.

     We may amend or supplement this prospectus from time to time by filing amendments or supplements as required. You should read the entire prospectus and any amendments or supplements carefully before you make your investment decision.

     Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

                               TABLE OF CONTENTS
                                                                        Page

Prospectus Summary                                                        1
Risk Factors                                                              2
Use of Proceeds                                                           5
Selling Stockholders                                                      5
Plan of Distribution                                                      8
Market for Common Equity and Related Stockholder Matters                  9
Plan of Operation                                                        10
Business                                                                 12
Description of Property                                                  25
Legal Proceedings                                                        25
Management                                                               26
Executive Compensation                                                   28
Certain Relationships and Related Transactions                           28
Security Ownership of Certain Beneficial Owners and Management           29
Description of Securities                                                29
Indemnification for Securities Act Liabilities                           30
Legal Matters                                                            31
Experts                                                                  31
Additional Information                                                   31
Index to Financial Statements                                            32

                               PROSPECTUS SUMMARY

     The following summary highlights selected information contained in this prospectus. This summary does not contain all the information you should consider before investing in the securities. Before making an investment decision, you should read the entire prospectus carefully, including the "RISK FACTORS" section, the financial statements and the notes to the financial statements. As used throughout this prospectus, the terms "China Health Holding," the "Company," "we," "us," and "our" refer to China Health Holding, Inc.

                           China Health Holding, Inc.

     China Health Holding, Inc. was incorporated under the laws of the State of Nevada on April 3, 2002 for the purpose of marketing and distributing proprietary natural medicinal products. We are a development stage business and have had nominal revenues since our formation. There is currently no public market for our common stock. Subsequent to this offering, we hope to have our common stock approved for quotation on the Over-The-Counter Bulletin Board.

     We have incurred losses since our inception and we expect to incur losses for the foreseeable future. For the six months ended June 30, 2004, the year ended December 31, 2003 and the period from April 3, 2002 (inception) to December 31, 2002, we incurred net losses of $259,632, $101,940 and $71,673, respectively. As of June 30, 2004 we had an accumulated deficit of $433,245 and a working capital deficiency of $260,214 (current assets less current liabilities). These conditions raise substantial doubt about our ability to continue as a going concern.

     Our principal executive offices are located at Suite 3400 - 666 Burrard St., Park Place, Vancouver, British Columbia, Canada V6C 2X8. Our telephone number is (604) 608-6788.

                                  The Offering

Common stock outstanding before the offering.........................                 35,452,700
Maximum shares being offered.........................................                 4,048,788
Common stock to be outstanding after the offering....................                 35,452,700
Risk Factors.........................................................                 See "Risk  Factors,"  beginning on p. 2 for a
                                                                                      description  of  certain  factors  you should
                                                                                      consider  before  making an investment in our
                                                                                      common stock.
Use of proceeds......................................................                 We will not receive any  proceeds  from sales
                                                                                      made by the selling stockholders.
Forward-Looking Statements...........................................                 This  prospectus   contains   forward-looking
                                                                                      statements that address,  among other things,
                                                                                      our   strategy  to  develop   our   business,
                                                                                      projected  capital  expenditures,  liquidity,
                                                                                      and our  development  of  additional  revenue
                                                                                      sources.  The forward-looking  statements are
                                                                                      based  on our  current  expectations  and are
                                                                                      subject   to   risks,    uncertainties    and
                                                                                      assumptions.  We base  these  forward-looking
                                                                                      statements    on    information     currently
                                                                                      available to us, and we assume no  obligation
                                                                                      to  update  them.   Our  actual  results  may
                                                                                      differ    materially    from   the    results
                                                                                      anticipated    in    these    forward-looking
                                                                                      statements, due to various factors.

                                  RISK FACTORS

     Our business involves a high degree of risk. Potential investors should carefully consider the risks and uncertainties described below and the other information in this prospectus before deciding whether to invest in shares of our common stock. If any of the following risks actually occur, our business, financial condition, and results of operations could be materially and adversely affected. This could cause the trading price of our common stock to decline, with the loss of part or all of an investment in the common stock.

Risks Related to Our Business

     Our financial status creates doubt whether we will continue as a going concern for more than 12 months from the date of this prospectus. If we do not continue as a going concern, investors will lose their entire investment. We reported losses totaling $259,632 and $101,940 for the periods ended June 30, 2004 and December 31, 2003, respectively. As of June 30, 2004 we have a working capital deficit of $260,214. Because of these conditions, we will require additional working capital to develop business operations. We intend to raise additional working capital either through private placements, public offerings and/or bank financing. There are no assurances that we will be able to achieve a level of revenues adequate to generate sufficient cash flow from operations or obtain additional financing through private placements, public offerings and/or bank financing necessary to support our working capital requirements. To the extent that funds generated from any private placements, public offerings and/or bank financing are insufficient, we will have to raise additional working capital. No assurance can be given that additional financing will be available, or if available, will be on acceptable terms. These conditions raise substantial doubt about our ability to continue as a going concern. If adequate working capital is not available we may be forced to discontinue operations, which would cause investors to lose the entire amount of their investment.

     We are a development stage company and have a limited operating history upon which an evaluation of our prospects can be made. For that reason, it would be difficult for a potential investor to judge our prospects for success. We were organized in April 2002 and have had limited operations since our inception from which to evaluate our business and prospects. There can be no assurance that our future proposed operations will be implemented successfully or that we will ever have profits. If we are unable to sustain our operations, you may lose your entire investment. We face all the risks inherent in a new business, including the expenses, difficulties, complications and delays frequently encountered in connection with conducting operations, including capital requirements and management's potential underestimation of initial and ongoing costs. In evaluating our business and prospects, these difficulties should be considered.

     We need significant infusions of additional capital, which may result in dilution to your ownership and voting rights in our Company. Based upon our current cash reserves and forecasted operations, we believe that we will need to obtain at least $1 million in outside funding to implement our plan of operation over the next twelve months. Our need for additional capital to finance our business strategy, operations, and growth will be greater should, among other things, revenue or expense estimates prove to be incorrect. If we fail to arrange for sufficient capital in the future, we may be required to reduce the scope of our business activities until we can obtain adequate financing. We may not be able to obtain additional financing in sufficient amounts or on acceptable terms when needed, which could adversely affect our operating results and prospects. Debt financing must be repaid regardless of whether or not we generate profits or cash flows from our business activities. Equity financing may result in dilution to existing stockholders and may involve securities that have rights, preferences, or privileges that are senior to our common stock.

     If we are not able to manage growth of our business, our financial condition and results of operations will be negatively affected. We anticipate a period of significant growth. This growth could cause significant strain on our managerial, operational, financial and other resources. Success in managing this expansion and growth will depend, in part, upon the ability of our senior management to effectively manage the growth of our business. Any failure to manage the proposed growth and expansion of our business could have a material adverse effect on our financial condition and results of operations.

     The loss of our current management team could have a material adverse effect on our business; if we are not able to retain additional key personnel, our business could suffer. Our success depends to a large degree upon the skills of our current management team and advisors, including Ms. Julianna Lu and Mr. Xiao Fei Yu, and upon our ability to identify, hire, and retain additional senior management, sales, marketing, scientific, and financial personnel. We may not be able to retain our existing key personnel or to attract and retain additional key personnel. The loss of any of our current executives, employees, or advisors or the failure to attract, integrate, motivate, and retain additional key employees could have a material adverse effect on our business. We do not have "key person" insurance on the lives of any of our management team.

     The nutritional supplements industry is intensely competitive. We have many well-established competitors with substantially greater financial and other resources than us. These factors may make it more difficult for us to successfully implement our business plan and may adversely affect our results of operations. The nutritional supplements industry is a large, highly fragmented and growing industry, with no single industry participant accounting for more than 10% of total industry retail sales. Participants include specialty retailers, supermarkets, drugstores, mass merchants, multi-level marketing organizations, mail order companies and a variety of other smaller participants. The market is also highly sensitive to the introduction of new products, including various prescription drugs, which may rapidly capture a significant share of the market. Increased competition from companies that distribute through retail or wholesale channels could have a material adverse effect on our financial condition and results of operations. Such companies may have greater financial and other resources available to them and possess manufacturing, distribution and marketing capabilities greater than ours. Certain of our competitors may have significantly greater financial, technical and marketing resources than we do. In addition, our competitors may be more effective and efficient in integrating new products. We may not be able to compete effectively and any of the factors listed above may cause price reductions, reduced margins and losses of our market share.

     We may incur material product liability costs. As a manufacturer and distributor of products designed for human consumption, we are subject to product liability claims if the use of our products is alleged to have resulted in injury. We may be subject to various product liability claims, including, among others, allegations that our products include inadequate instructions for use or inadequate warnings concerning possible side effects and interactions with other substances. In addition, although we maintain quality controls and procedures with respect to products we manufacture, our products could contain contaminated substances. Many of the products we sell are produced by third-party manufacturers. As a distributor of products manufactured by third parties, we may also be liable for various products liability claims for products we do not manufacture even though we have no control over the manufacturing procedures used in connection with the production of these third-party products. We maintain product liability insurance. However, such insurance may not continue to be available at a reasonable cost, or, if available, may not be adequate to cover liabilities.

     Compliance with governmental regulations may impose additional costs, which may adversely affect our financial condition and results of operations. The processing, formulation, manufacturing, packaging, labeling, advertising and distribution of our products are subject to regulation by one or more federal agencies, including the Health Protectorate Branch in Canada, the Food and Drug Administration ("FDA"), the Federal Trade Commission ("FTC"), the Consumer Product Safety Commission, the United States Department of Agriculture and the Environmental Protection Agency. These activities are also regulated by various agencies of the states and localities in which our products are sold.

     The FDA may attempt to regulate any of our products that fall within its jurisdiction, and the FTC has jurisdiction to regulate the advertising of our products that fall within its jurisdiction. The FDA may not accept the evidence of safety for any new ingredients that we may want to market, may determine that a particular product or product ingredient presents an unacceptable health risk, may determine that a particular statement of nutritional support that we want to use is an unacceptable drug claim or an unauthorized version of a food "health claim," or the FDA or the FTC may determine that particular claims are not adequately supported by available scientific evidence. Such a determination would prevent us from marketing particular products or using certain statements of nutritional support on our products. One of the key areas of our development focus is the specialty supplements category, which includes products that are directed at particular nutritional concerns. The FDA may not agree with our statements of nutritional support as to a particular specialty supplement or permit us to promote our specialty supplements directed at particular nutritional concerns. We also may be unable to disseminate third-party literature in connection with our products if the third-party literature fails to satisfy certain requirements. In addition, the FDA could require us to remove a particular product from the market. Any future recall or removal would result in additional costs to us, including lost revenues from any products that we are required to remove from the market, any of which could be material. Any such product recalls or removals could lead to liability, substantial costs and reduced growth prospects.

     Although the regulation of dietary supplements is less restrictive than the regulation of drugs, dietary supplements may not continue to be subject to less restrictive regulation. Further, if more stringent statutes are enacted for dietary supplements, or if more stringent regulations are promulgated, we may not be able to comply with such statutes or regulations without incurring substantial expense, or at all. Legislation has been introduced in Congress to impose substantial new regulatory requirements for dietary supplements including adverse event reporting, post market surveillance requirements, FDA reviews of dietary supplement ingredients, safety testing and records inspection. If enacted, any of the proposed legislation could raise our costs and hinder our business.

     In addition, we expect that the FDA soon will adopt the proposed rules on Good Manufacturing Practice in manufacturing, packaging, or holding dietary ingredients and dietary supplements, which will apply to the products we manufacture. These regulations will require dietary supplements to be prepared, packaged and held in compliance with strict rules, and will require quality control provisions similar to those in the Good Manufacturing Practice regulations for drugs. We may not be able to comply with the new rules without incurring additional expenses.

     The FTC exercises jurisdiction over the advertising of dietary supplements. In the past, the FTC has instituted numerous enforcement actions against dietary supplement companies for failure to have adequate substantiation for claims made in advertising or for the use of false or misleading advertising claims. These enforcement actions have often resulted in consent decrees and the payment of civil penalties by the companies involved.

     We are also subject to regulation under various state, local, and international laws that include provisions governing, among other things, the processing, formulation, manufacturing, packaging, labeling, advertising and distribution of our products that are deemed "dietary supplements" or "over-the-counter drugs." Government regulations in foreign countries may prevent or delay the introduction, or require the reformulation, of certain of our products.

     In addition, from time to time in the future, Congress, the FDA, the FTC or other federal, state, local or foreign legislative and regulatory authorities may impose additional laws or regulations that apply to us, repeal laws or regulations that we consider favorable to us or impose more stringent interpretations of current laws or regulations. We are not able to predict the nature of such future laws, regulations, repeals or interpretations or to predict the effect additional governmental regulation, when and if it occurs, would have on our business in the future. Such developments could, however, require reformulation of certain products to meet new standards, recalls or discontinuance of certain products not able to be reformulated, additional record-keeping requirements, increased documentation of the properties of certain products, additional or different labeling, additional scientific substantiation, or other new requirements. Any such developments could have a material adverse effect on our business, financial condition and results of operations.

     If we fail to adequately protect or enforce our intellectual property rights, competitors may produce and market products similar to ours. In addition, we may be subject to intellectual property litigation and infringement claims by third parties. Our ability to compete effectively is dependent upon the proprietary nature of the designs, processes, technologies and materials owned by, used by or licensed to us. Although we attempt to protect such proprietary properties, both in the United States and in foreign countries through trade secret laws and non-disclosure agreements, these may be insufficient. In addition, because of the differences in foreign laws concerning proprietary rights, our products may not receive the same degree of protection in foreign countries as they would in the United States. We may not always be able to successfully protect or enforce our proprietary properties against competitors, which may materially adversely affect our business.

     In addition, we may be subject to intellectual property litigation and infringement claims, which could cause us to incur significant expenses or prevent us from selling our products. A successful claim of trademark, patent or other intellectual property infringement against us could adversely affect our growth and profitability, in some cases materially. Others may claim that our proprietary or licensed products are infringing their intellectual property rights, and our products may infringe those intellectual property rights. If someone claims that our technology or products infringe their intellectual property rights, any resulting litigation could be costly and time consuming and would divert the attention of management and key personnel from other business issues. The complexity of the technology involved and the uncertainty of intellectual property litigation increase these risks. We also may be subject to significant damages or injunctions preventing us from manufacturing, selling or using some aspect of our products in the event of a successful claim of patent or other intellectual property infringement. Any of these adverse consequences could have a material adverse effect on our business and profitability.

Risks Related to Our Common Stock

     There is currently no public market for our common stock. Failure to develop or maintain a trading market could negatively affect the value of our shares and make it difficult or impossible for you to sell your shares. Prior to this offering, there has been no public market for our common stock and a public market for our common stock may not develop upon completion of this offering. Failure to develop or maintain an active trading market could negatively affect the value of our shares and make it difficult for you to sell your shares or recover any part of your investment in us. Even if a market for our common stock does develop, the market price of our common stock may be highly volatile. In addition to the uncertainties relating to our future operating performance and the profitability of our operations, factors such as variations in our interim financial results, or various, as yet unpredictable factors, many of which are beyond our control, may have a negative effect on the market price of our common stock.

                                 USE OF PROCEEDS

     This prospectus relates to shares of our common stock that may be offered and sold from time to time by the selling stockholders. We will not receive any proceeds from the sale of shares of common stock in this offering.

                              SELLING STOCKHOLDERS

     The following table sets forth the common stock ownership of the selling stockholders as of September 10, 2004. Other than as set forth in the following table, the selling stockholders have not held any position or office or had any other material relationship with us or any of our predecessors or affiliates within the past three years.

                                         Shares Beneficially Owned                          Shares Beneficially Owned
                                           Prior to the Offering                             After the Offering (1)
                                         --------------------------                         -------------------------
                                                                    Total Shares Offered
           Name                              Number     Percent(2)  by this Prospectus(1)     Number       Percent
------------------------------------    ------------  ------------  ---------------------   ----------    -----------
Ausburn, Kent                               100,000         *               10,000             90,000          *
Baybak, Michael                           1,000,000        2.8%            300,000            700,000         2.0%
Bjoklund, Robin                               5,000         *                  500              4,500          *
Bo, Jian Chong                              100,000         *               50,000             50,000          *
Chan, Long Fa                                   300         *                  300                  0          *
Chang, Mie Lie                                  300         *                  300                  0          *
Charyna, Bohdan                               3,000         *                  300              2,700          *
Currie, Loren                                60,000         *                  600             59,400          *
Douglas, Kenneth                            225,000         *              203,000             22,000          *
Dumas, Ray                                    3,000         *                  300              2,700          *
Gardner, Walter Dean II                      25,000         *                3,000             22,000          *
Garson, Anthony                             205,000         *                5,000            200,000          *
Hua, Juan Feng                                  300         *                  300                  0          *
IHI Holdings                                100,000         *               10,000             90,000          *
Kahlisch, Hermann                           100,000         *                5,000             95,000          *
Kristian, Torben V.                         160,000         *                5,000            155,000          *
Lonsdale, Howard                             25,000         *                2,500             22,500          *
Lu, Jenny                                24,880,000       70.2%          2,388,888         22,491,112        63.4%
Lu, Judu                                    300,000         *               80,000            220,000          *
Lu, Wei Chuen                                 1,000         *                1,000                  0          *
Lu, Xing Zhu                                  3,000         *                3,000                  0          *
Lu, Yan                                       1,000         *                1,000                  0          *
Lu, Yiao Fan                                200,000         *               50,000            150,000          *
Lu, Yuan                                    100,000         *               20,000             80,000          *
Lu, Zhi Fang                                  3,000         *                3,000                  0          *
Lu, Zhi Jian                                  3,000         *                3,000                  0          *
Michaluk, William                             5,000         *                  500              4,500          *
Mladenovic, Dusica                           25,000         *                  300             24,700          *
Perri, Tony                                   3,000         *                  300              2,700          *
Quan, Lin Le                                 80,000         *               40,000             40,000          *
RAR Consultant                              500,000        1.4%             10,000            490,000         1.4%

                                       6

Redekop, Wendy J.                             4,000         *                  400              3,600          *
Roberts, Darrell                              5,000         *                  500              4,500          *
Robertson, William                            3,000         *                  300              2,700          *
Ru, Shi                                     500,000        1.4%             80,000            420,000         1.2%
Sichenzia Ross Friedman Ference LLP       1,000,000        2.8%            100,000            900,000         2.5%
Simpson, James H.                         3,200,000        9.0%            200,000          3,000,000         8.5%
Simpson, James Leslie                       150,000         *                5,000            145,000          *
Simpson, Nicole                             150,000         *               20,000            130,000          *
Wan, Xian Yin                               200,000         *               80,000            120,000          *
Wang, Patrick                               520,000        1.5%             60,000            460,000         1.3%
Wei, Qi                                         300         *                  300                  0          *
Weng, Long Xiang                              3,000         *                  300              2,700          *
Westervelt, Ralph                           100,000         *               10,000             90,000          *
Wilderman, James                             50,000         *                5,000             45,000          *
Woo, David                                   50,000         *                  500             49,500          *
Wu, Dick                                    520,000        1.5%            170,000            350,000          *
Wu, Guang Hua                                   300         *                  300                  0          *
Xu, Yin Xa                                      300         *                  300                  0          *
Yu, Fei                                       1,000         *                1,000                  0          *
Yu, Guang Hua                                   300         *                  300                  0          *
Yu, Qiang                                       300         *                  300                  0          *
Yu, Xiao Fei                                400,000        1.1%             80,000            320,000          *
Yung, Chi Hung                                6,000         *                  600              5,400          *
Zang, Tao                                     1,000         *                1,000                  0          *
Zhang, Hao                                    1,000         *                1,000                  0          *
Zhang, Jian                                   3,000         *                  300              2,700          *
Zhang, Li Fen                               100,000         *               10,000             90,000          *
Zhang, Yin Kai                                1,000         *                1,000                  0          *
Zhou, Daniel                                 15,000         *                  500             14,500          *
Zhou, Ming                                      300         *                  300                  0          *
Zhu, Hua                                     50,000         *                  500             49,500          *
Zhu, Hua Feng                               200,000         *               20,000            180,000          *
Zhu, Wei                                      1,000         *                1,000                  0          *
Zhu, Yan                                      1,000         *                1,000                  0          *

* Less than 1%.

(1) Assumes that all securities registered will be sold and that all shares of common stock underlying the convertible debt and warrants described in this prospectus will be issued.
(2) Applicable percentage ownership is based on 35,452,700 shares of common stock outstanding as of September 10, 2004, together with securities exercisable or convertible into shares of common stock within 60 days of September 10, 2004. Beneficial ownership is determined in accordance with the rules of the Securities and Exchange Commission and generally includes voting or investment power with respect to securities. Shares of common stock that are currently exercisable or exercisable within 60 days of September 10, 2004 are deemed to be beneficially owned by the person holding such securities for the purpose of computing the percentage of ownership of such person, but are not treated as outstanding for the purpose of computing the percentage ownership of any other person.

                              PLAN OF DISTRIBUTION

     The selling stockholders may, from time to time, sell any or all of their shares of common stock covered by this prospectus in private transactions at a price of $0.25 per share or on any stock exchange, market or trading facility on which the shares may then be traded. Once our shares are quoted on the Over-the-Counter Bulletin Board ("OTCBB"), the selling stockholders may sell any or all of their shares at prevailing market prices or privately negotiated prices. The term "selling stockholders" includes donees, pledgees, transferees or other successors-in-interest selling shares received after the date of this prospectus from a selling stockholder as a gift, pledge, partnership distribution or other non-sale related transfer. We will pay the expense incurred to register the shares being offered by the selling stockholders for resale, but the selling stockholders will pay any underwriting discounts and brokerage commissions associated with these sales. The commission or discount which may be received by any member of the National Association of Securities Dealers, Inc. in connection with these sales will not be greater than 8%. The selling stockholders may use any one or more of the following methods when selling shares:

     a. ordinary brokerage transactions and transactions in which the broker-dealer solicits purchasers;
     b. block trades in which the broker-dealer will attempt to sell the shares as agent but may position and resell a portion of the block as principal to facilitate the transaction;
     c. purchases by a broker-dealer as principal and resale by the broker-dealer for its account;
     d.   privately negotiated transactions; and
     e.   a combination of any such methods of sale.

     In addition, any shares that qualify for sale under Rule 144 may be sold under Rule 144 rather than through this prospectus.

     The $0.25 per share offering price of the common stock being sold under this prospectus has been arbitrarily set. The price does not bear any relationship to our assets, book value, earnings or net worth and it is not an indication of actual value. Additionally, the offering price of our shares is higher than the price paid by our founder, and exceeds the per share value of our net tangible assets. Therefore, if you purchase shares in this offering, you will experience immediate and substantial dilution. You may also suffer additional dilution in the future from the sale of additional shares of common stock or other securities, if the need for additional financing forces us to make such sales. Investors should be aware of the risk of judging the real or potential future market value, if any, of our common stock by comparison to the offering price.

     In offering the shares covered by this prospectus, the selling stockholders and any broker-dealers who execute sales for the selling stockholders may be deemed to be an "underwriter" within the meaning of the Securities Act in connection with such sales. Any profits realized by the selling stockholders and the compensation of any broker-dealer may be deemed to be underwriting discounts and commissions.

     Selling shareholders will be able to sell their shares in all 50 states in the U.S. We will apply to the Standard and Poor's Editorial Board to be listed in its corporation records. The Standard and Poor's Corporation Records is a recognized securities manual for "blue sky" or "manual exemption" trading in approximately 35 states. The remaining states have self-executing securities registration exemptions. The listing should assist the brokerage community in making a market for our stock. It is recommended, however, that brokers check with the blue sky laws in their particular state.

     Each selling stockholder and any other person participating in a distribution of securities will be subject to applicable provisions of the Exchange Act and the rules and regulations thereunder, including, without limitation, Regulation M, which may restrict certain activities of, and limit the timing of purchases and sales of securities by, selling stockholders and other persons participating in a distribution of securities. Furthermore, under Regulation M, persons engaged in a distribution of securities are prohibited from simultaneously engaging in market making and certain other activities with respect to such securities for a specified period of time prior to the commencement of such distributions, subject to specified exceptions or exemptions. All of the foregoing may affect the marketability of the securities offered hereby.

     Any securities covered by this prospectus that qualify for sale pursuant to Rule 144 under the Securities Act may be sold under that rule rather than pursuant to this prospectus.

     This offering will terminate on the earlier of (i) the date that all shares offered by this prospectus have been sold by the selling stockholders, (ii) twenty-four (24) months from the effective date of the Registration Statement on Form SB-2 that we have filed with the SEC, or (iii) the date all of the selling stockholders may sell all of the shares described herein without restriction pursuant to Rule 144 of the Securities Act.

            MARKET FOR COMMON EQUITY AND RELATED STOCKHOLDER MATTERS

Market for Securities

     There is currently no public trading market for our common stock.

     As of September 10, 2004, 6,000,000 shares of our common stock were subject to outstanding options to purchase our common stock and 319,000 shares of our common stock were subject to outstanding warrants to purchase our common stock.

     As of September 10, 2004 approximately 330,477 shares of our common stock are eligible to be sold pursuant to Rule 144 under the Securities Act of 1933, as amended. Other than the 4,048,788, shares being registered pursuant to this prospectus, we have not agreed to register any shares of our common stock under the Securities Act for sale by stockholders.

     As of September 10, 2004, there were 35,452,700 shares of our common stock issued and outstanding and approximately 63 stockholders of record of our common stock.

Dividend Policy

     Historically, we have not declared or paid any cash dividends on our common stock. Any future determination to pay dividends on our common stock will depend upon our results of operations, financial condition and capital requirements, applicable restrictions under any contractual arrangements and such other factors deemed relevant by the our Board of Directors. There are no restrictions in our articles of incorporation or bylaws that restrict us from declaring dividends. The Nevada Revised Statutes, however, do prohibit us from declaring dividends where, after giving effect to the distribution of the dividend:

     (1) we would not be able to pay our debts as they become due in the usual course of business; or
     (2)  our total assets would be less that the sum of our total liabilities.

Securities Authorized for Issuance Under Equity Compensation Plans

     The  following  table  shows   information  with  respect  to  each  equity
compensation plan under which the Company's common stock is authorized for issuance as of the fiscal year ended December 31, 2003.

                      EQUITY COMPENSATION PLAN INFORMATION
------------------------------------ ------------------------ ----------------------- ---------------------------
           Plan category              Number of securities       Weighted average        Number of securities
                                        to be issued upon       exercise price of      remaining available for
                                           exercise of         outstanding options,     future issuance under
                                      outstanding options,     warrants and rights    equity compensation plans
                                       warrants and rights                              (excluding securities
                                                                                       reflected in column (a)
------------------------------------ ------------------------ ----------------------- ---------------------------
                                               (a)                     (b)                       (c)
------------------------------------ ------------------------ ----------------------- ---------------------------
Equity compensation plans approved             -0-                     -0-                       -0-
by security holders
------------------------------------ ------------------------ ----------------------- ---------------------------
Equity compensation plans not                  -0-                     -0-                       -0-
approved by security holders
------------------------------------ ------------------------ ----------------------- ---------------------------
Total                                          -0-                     -0-                       -0-
------------------------------------ ------------------------ ----------------------- ---------------------------

                                PLAN OF OPERATION

     The information in this registration statement contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. This Act provides a "safe harbor" for forward-looking statements to encourage companies to provide prospective information about themselves so long as they identify these statements as forward looking and provide meaningful cautionary statements identifying important factors that could cause actual results to differ from the projected results. All statements other than statements of historical fact made in this registration statement are forward looking. In particular, the statements herein regarding industry prospects and future results of operations or financial position are forward-looking statements. Forward-looking statements reflect management's current expectations and are inherently uncertain. The Company's actual results may differ significantly from management's expectations.

Background

     China Health Holding, Inc. is a development stage business that was formed in 2002 for the purpose of manufacturing, marketing and distributing proprietary natural medicinal products. We have had nominal revenues since our inception. We currently market and distribute products in Canada through our King of Herbs product line. We also plan on developing a Taoist Medicine product line and a Vitamins and Supplements product line over the next twelve months. All of our manufacturing is currently outsourced to third parties. While all of our current operations and sales are in Canada, we anticipate expanding our sales into the United States over the next six to twelve months and, thereafter, into regions of Europe and Asia.

Capital Resources

     As of June 30, 2004, we had cash of $25,180. Our current liabilities as of June 30, 2004 aggregated $296,373. With these resources we expect to be able to satisfy our cash requirements for approximately six months. In order to commercialize our Taoist Medicine product line and our Vitamins and Supplements product line we will need to raise at least $1 million in financing over the next twelve months. In order to implement our plan of operation and commercialize our Taoist Medicine and Vitamins and Supplements product lines, we intend to seek outside debt and equity financing, to the extent that such funding is available under reasonable terms and conditions.

Future Development

     We expect to focus our resources over the next twelve months on expanding the scope of our product offerings and expanding our business operations from Canada into the United States and Europe. To do so, we will need to implement a worldwide marketing strategy for our products and improve our website to allow for Internet purchases of our products. We also plan to begin opening retail outlets in large cities in North America, Europe and the People's Republic of China during the next five years. The expected cost of this expansion is included in the $1 million needed to implement our plan of operation, as discussed above. In addition, we expect to spend approximately $200,000 on media advertising over the next twelve months of operation in order to promote the development of our brand name. We do not expect to purchase or sell significant equipment or to significantly increase the number of our employees over the next twelve months.

Research and Development

     We expect to pay approximately $60,000 over the next twelve months to scientific consultants in the People's Republic of China for research and development. Our scientific consultants are helping develop the following products:

     DFU898. A treatment of Diabetic Foot Ulceration ("DFU") and Diabetic Food Gangrene ("DFG"). DFU898 was first discovered by Dr. XiJiYe at the Shanghai Chinese & Western Medical Vascular Disease Research Institute in the People's Republic of China. This product candidate is based on more than fifteen years of research and clinical trials in the areas of DFU and DFG. DFU898 has undergone human clinical and pharmaceutical testing in the People's Republic of China for the treatment in certain specialized hospitals of patients who suffer from DFU and DFG. This product is currently available for use in certain hospitals in the People's Republic of China under limited clinical licenses for special patients.

     DVT896. This product candidate has proven effective in the treatment of Deep Vein Thrombosis ("DVT"). DVT is a formation of deep vein blood clots that can lead to many serious conditions, ranging from cerebral hemorrhage, heart disease, and to what has been popularized in the airline industry as the "Economy Class Syndrome." Clinical research testing of DVT896 indicated an efficacy rate of 99% in treating DVT patients. The clinical and pharmaceutical research undertaken to date indicates that DVT896 has the potential for treating other conditions such as superficial vein inflammation, traumatic hematoma, acute periarthritis of the shoulder and synovitis of the knee joint. This product is currently available for use in certain hospitals in the People's Republic of China under limited clinical licenses for special patients.

     ASO 989. This product candidate is intended to treat Arteriosclerotic Obliteration ("ASO"). ASO is the hardening of artery blood vessels causing severe conditions such as myocardial infractions and heart attacks. Clinical studies of ASO 989 indicate an efficacy rate of 97% and an amputation rate of less than 1.5%. In addition, the clinical and pharmaceutical research conducted to date indicates that ASO 989 has the potential to treat ischemia of extremities, cerebral thrombosis, cerebral arteriosclerosis and coronary heart disease. This product is currently available for use in certain hospitals in the People's Republic of China under limited clinical licenses for special patients.

     We currently do not have rights to these products, but we expect to purchase the rights to manufacture and distribute the products over the next six to twelve months.

                                    BUSINESS

Organization

     We were founded by our Chairman and Chief Executive Officer in 2002 with the goal of becoming a leading manufacturer, marketer and distributor of natural medicinal products. On April 3, 2002, we were incorporated under the laws of the State of Nevada under the name AE & E Pharma Corporation. On May 25, 2004, we changed our name to China Health Holding, Inc. We intend to market and distribute proprietary natural medicinal products. Our product lines will include King of Herbs-based products and a line of natural multi-vitamins and supplements. All of our products are based on traditional Chinese medicine and the principals of Taoism.

Product Background

     We  intend  to  market  and  sell  proprietary   neutraceutical   products.
Neutraceuticals are products isolated or purified from plants or other foods that are sold in dosage form. These products are intended to provide certain physiological benefits and/or protection against chronic disease. Neutraceuticals are commonly referred to as "dietary supplements" or "nutritional supplements." Neutraceuticals are generally viewed as preventive supplements, as opposed to drugs, which are active chemical substances used to treat illnesses or symptoms of illnesses. Neutraceuticals represent an alternative approach to medicine, based on nutrition and the health or wellness of the whole body, rather than treating the symptoms of a disease or illness.

     Our product lines are based on two key fundamentals - the healing power of King of Herbs and the thousands of years of history that forms the basis for traditional Chinese medicine and Taoist medicine. King of Herbs has been used in Chinese medicine to reinforce what is called the body's vital energy source, or qii. Daily doses of King of Herbs have shown increased levels of stamina and enhance the immune system's ability to fight disease. Traditionally, King of Herbs has been very expensive in its wild form, which grows above certain elevations in parts of China. While many cultivations of King of Herbs have been developed, many do not have sufficient active ingredients to provide all the health benefits of the wild form of King of Herbs. We use a cultivation process that has been developed over a ten-year research and development period that produces many of the health benefits of the wild form of King of Herbs.

     Taoist medicinal healing sciences have been incorporated into a broad spectrum of medical practices and treatments in the People's Republic of China and are collectively known as Traditional Chinese Medicine. From a global perspective, medical treatments are divided into two broad categories: Western Medicine and Traditional Chinese Medicine. In the United States and other Western countries, Traditional Chinese Medicine treatments have been labeled "alternative medicine" or "holistic medicine." All of our product formulations are proprietary and are protected as trade secrets to our business.

Purchase Agreement for 26 100% Natural Herbal Medicinal Products Formulas

     Pursuant to an agreement dated May 1, 2004 between A E&E Pharma Corporation (n/k/a China Health Holding, Inc.), Julianna (Jenny) Lu and Xiao Fei Yu, Jenny Lu, our founder and principal executive officer, and Xiao Fei Yu sold all proprietary rights and formulas to the "26 100% natural herbal medicinal products" (the "Products") that comprise the King of Herbs and Taoist Medicine product lines (described below) to China Health Holding. On August 8, 2004, the parties signed an Amended and Restated Intellectual Property Purchase Agreement, which clarifies the terms of the Purchase Agreement for the Products. In consideration for the proprietary rights and formulas to the Products, China Health Holding agreed to: (a) issue to Ms. Lu 2,000,000 shares of common stock;
(b) pay to Ms. Lu $150,000 cash; (c) pay to Ms. Lu following the closing date and until May 1, 2029, a cash amount equal to 4.8% of gross revenue from sales of the Products; (d) issue to Mr. Yu 200,000 shares of common stock; (e) pay to Mr. Yu $25,000 cash; and (f) pay to Mr. Yu following the closing date and until May 1, 2029, a cash amount equal to 0.2% of gross revenue from sales of the Products. None of the required cash payments have been made to date. The outstanding cash payments accrue interest at the rate of 10% per annum.

Exclusive Licensing Agreement for 19 Cordyceps Products

     On March 9, 2004, we entered into an amended and restated Exclusive Licensing Agreement with Hotway Nutraceuticals Canada Co., Ltd. ("Hotway"), a British Columbia company. Under this agreement Hotway has granted us exclusive licenses to certain neutraceutical products for a term of twenty years in the following countries: United States, Canada, Argentina, Brazil, Columbia, Chile, Uruguay, Paraguay, England, France, Germany, Italy, Spain, Holland, Poland, Switzerland, Sweden, Australia, Monaco, Norway, Denmark, Austria, Ireland, Israel, Kuwait, Iran, Hong Kong, Japan, Malaise, Singapore, India, Indonesia and the People's Republic of China. The Exclusive Licensing Agreement grants us: (a) the exclusive license to utilize 19 neutraceutical products and their raw materials in the above-listed territories; (b) the exclusive rights to register the Trademarks/Trade Names of the products under our name in each of the above-listed territories; (c) the exclusive license to use, replicate, copy, modify, adopt and manufacture the products for the purpose of developing derivative products by modifying, refining, upgrading, or improving the licensed property; and (d) the exclusive rights to the licensed products' ingredients. In addition, Hotway granted us a right of first refusal to acquire any new products developed by Hotway after March 9, 2004.

     In consideration for rights granted under the Exclusive Licensing Agreement, we agreed to pay Hotway $10,000 for each country listed above. The payments must be paid to Hotway by March 9, 2005. To date, we have not made any of these payments. We also agreed to: (a) sell a minimum of 2,000 bottles/60 capsules of the licensed products within 6-12 months after March 9, 2004; (b) manage marketing programs for the licensed products within 3-6 months after March 9, 2004; (c) maintain sales of a minimum of 6,000 bottles/60 capsules annually for each above-listed country within 6-12 months after March 9, 2004; and (d) sell a minimum of 200kg/month of raw materials in Canada within 6-12 months after March 9, 2004. To date, we have not satisfied these requirements. We expect to begin meeting these requirements in the upcoming six to eighteen months. In connection with the Exclusive Licensing Agreement, we entered into a Confidentiality Agreement with Hotway, by which Hotway has agreed not to disclose any data, records, reports, calculations, documents and any other confidential information provide to Hotway by China Health Holding.

Exclusive Licensing Agreement for De-Daibe and Depressor Herbs

     On March 9, 2004, we entered into an Exclusive Licensing Agreement with Hotway, by which Hotway has granted us exclusive licenses to De-Daibe and Depressor Herbs neutraceutical products for a term of twenty years in the following countries: United States, Canada, Argentina, Brazil, Columbia, Chile, Uruguay, Paraguay, England, France, Germany, Italy, Spain, Holland, Poland, Switzerland, Sweden, Australia, Monaco, Norway, Denmark, Austria, Ireland, Israel, Kuwait, Iran, Hong Kong, Japan, Malaise, Singapore, India, Indonesia and the People's Republic of China. The Exclusive Licensing Agreement grants us: (a) the exclusive license to utilize the De-Daibe and Depressor Herbs neutraceutical products and their raw materials in the above-listed territories; (b) the exclusive rights to register the Trademarks/Trade Names of the products under our name in each of the above-listed territories; (c) the exclusive license to use, replicate, copy, modify, adopt and manufacture the products for the purpose of developing derivative products by modifying, refining, upgrading, or improving the licensed property; and (d) the exclusive rights to the licensed products' ingredients. In addition, Hotway granted us a right of first refusal to acquire any new products developed by Hotway after March 9, 2004.

     In consideration for rights granted under the Exclusive Licensing Agreement, we agreed to pay Hotway $10,000 for each country listed above. The payments must be paid to Hotway by March 9, 2005. To date, we have not made any of these payments. We also agreed to: (a) sell a minimum of 2,000 bottles/60 capsules of the licensed products within 6-12 months after March 9, 2004; (b) manage marketing programs for the licensed products within 3-6 months after March 9, 2004; (c) maintain sales of a minimum of 6,000 bottles/60 capsules annually for each above-listed country within 6-12 months after March 9, 2004; and (d) sell a minimum of 200kg/month of raw materials in Canada within 6-12 months after March 9, 2004. To date, we have not satisfied these requirements. We expect to begin meeting these requirements in the upcoming six to eighteen months.

King of Herbs Product Line

     We currently market and sell proprietary natural medicinal products through our King of Herbs product line. This product line is intended to improve and increase energy and endurance levels, sexual function and the health of the whole body. We have developed proprietary formulations that target certain physiological conditions. The core products of our King of Herbs product line are outlined below.

     o VG-KING. A natural tonic for men's health, formulated specifically for the male genitor-urinary system.
     o VG-QUEEN. A natural product for women's health, formulated specifically for the female reproductive system.
     o VG-VITAL. This formula acts as a natural energy resource and anti-oxidant. This product also is marketed as an anti-fatigue and anti-aging agent and as a supplement to restore qii.
     o VG-CARDIOVASCULAR. Designed to improve the function of the cardiovascular system, thereby improving overall health.
     o    VG-IMMUNE. Enhances and restores the body's immune system.
     o VG-BRAIN & MEMORY. Designed to increase blood flow to the brain and cerebral system to improve memory and cerebral functions.
     o VG-LIVER. Improves liver function and protects it from damage from inflammation, oxidation and infections such as Hepatitis.
     o VG-LUNG. Designed to improve and assist the functioning of the upper respiratory tract and lungs. This product also is marketed to increase respiratory ventilation for athletes.
     o VG-ALLERGY. Designed to reduce the allergic reactions of the human body. This product is marketed to prevent allergic reactions and assist in recovery from allergic reactions.
     o VG-EYE. Formulated specifically to improve eyesight and help eyes function properly. This product consists of several herbal ingredients that have a long medical history of benefits for the eye and the optic n nerve system.
     o VG-LONGEVITY. A special formula for prolonging people's life by reducing the progress of aging. This product is designed to assist the body at multiple system levels, including the immune, nervous, cardiovascular and respiratory systems.
     o VG-ANTI-DIABETIC. A special formula designed to assist diabetics with managing their blood glucose levels and resisting infection.
     o VG-ANTI-TUMOR. Formulated specifically for cancer patients who are undergoing chemotherapy treatment. This product is designed to help fight cancerous growths.
     o VG-ANTI-COLD. Powerful anti-viral formula to help fight colds and viruses.
     o VG-PROSTATE. Designed to improve the prostate and reduce the risk of prostate cancer.
     o VG-WEIGHT CONTROL. Formulated to assist individuals with their weight loss goals.

     Our King of Herbs product line combines King of Herbs with other traditional herbs to produce the desired effect on the body. The following herbs used in Traditional Chinese Medicine are used in our product formulations.

              Herb                         Medicinal Function
        ---------------------------- ----------------------------------------------------------------------------------
             Yu Jin                  o        Inhibiting blood vessel formation, decreases blood lipid level
                                     o        Antibacterial effects
                                     o        Effects on immunity
                                     o        Anti-oxidation effect
                                     o        Effects on serum secretin
                                     o        Effects on central nervous system
                                     o        Effects on growth inhibitory factors
                                     o        Protecting the liver
                                     o        Protecting the heart
                                     o        Anti-pregnancy effect

                                       14

        ---------------------------- ----------------------------------------------------------------------------------
             He Shou Wu              o        Delaying the aging process
                                     o        Enhancing immunity
                                     o        Enhancing adrenocortical function
                                     o        Promotes hematopoietic stem cells
                                     o        Lowering blood fat
                                     o        Protecting the liver
                                     o        Antibacterial effect
        ---------------------------- ----------------------------------------------------------------------------------
             Tian Ma                 o        Effects on cardiac muscles
                                     o        Effect on the cardiovascular system
                                     o        Sedative and analgesic effects
                                     o        Effects on inflammation and immunity
                                     o        Anti-aging and anti-fatigue effects
                                     o        Effects on memory
        ---------------------------- ----------------------------------------------------------------------------------
             Du Zhong                o        Effects on the heart
                                     o        Lowering blood pressure
                                     o        Anti-inflammatory and anti-viral effects
                                     o        Effects on immunity
                                     o        Tranquilizing and analgesic effects
                                     o        Anti-aging effects
        ---------------------------- ----------------------------------------------------------------------------------
             Rou Gui                 o        Effects on gastrointestinal movement
                                     o        Anti-ulceration effect
                                     o        Counteracting platelet aggregation
                                     o        Effects on the cardiovascular system
                                     o        Effects on the immune system
                                     o        Effects on the central nervous system
                                     o        Anti-inflammatory effects
                                     o        Antibacterial effects
        ---------------------------- ----------------------------------------------------------------------------------
             Lian Zi                 o        Anti-aging effects
                                     o        Increasing immunological effects
                                     o        Inhibiting contraction of smooth muscle
                                     o        Effects on platelet aggregation and thrombus formation
                                     o        Antiarrhythmic effect
        ---------------------------- ----------------------------------------------------------------------------------
             Bai Mu Er               o        Nourish yin of lung & stomach
        ---------------------------- ----------------------------------------------------------------------------------
             Bai Ji                  o        Promote Contraction, Staunch Bleeding- Lung/Stomach
                                     o        Disperse Swelling, Engender Muscles
        ---------------------------- ----------------------------------------------------------------------------------
             Bai He                  o        Supplement yin, moisten lung, suppress cough
        ---------------------------- ----------------------------------------------------------------------------------
             Rx.Ginseng - Ren Shen   o        Tonifies the base qi, the lungs, the spleen and stomach, generates fluids, benefits the heart and calms the spirit
        ---------------------------- ----------------------------------------------------------------------------------
             Rx. Astragali           o        Tonifies digestion - spleen, raises yang qi of the spleen, stabilizes, strengthens the protective qi - immunity of surface, tonifies qi and blood, promotes urination and reduces edema, promotes discharge of pus and generates tissue formation
        ---------------------------- ----------------------------------------------------------------------------------
             Cx. Cinamomi            o        Warms the kidneys, fortifies the yang, disperses deep cold, warms and unblocks the channels, encourages the generation of qi and blood
        ---------------------------- ----------------------------------------------------------------------------------
             Fructus Ziziphi         o        Tonifies the spleen and augments the qi,  nourishes  the blood and calms
             Jujubae                          the spirit, moderates and harmonizes other herbs
        ---------------------------- ----------------------------------------------------------------------------------
             Rx. Glcyrrhiziae        o        Tonifies digestion - spleen, moistens the lungs and stops coughing and wheezing, clears heat and relieves fire toxicity, moderates spasms and alleviates pain in the abdomen and legs, harmonizes other herbs in formulas.
        ---------------------------- ----------------------------------------------------------------------------------
             Rx. Polygoni            o        Tonifies liver and kidneys, nourishes the blood, augments the essence,
               multiflori                     stops leakage, relieves fire toxicity, moistens the intestines, unblocks the bowels.
        ---------------------------- ----------------------------------------------------------------------------------

                                       15

             Rx. Angelicae sinensis  o        Tonifies the blood, regulates the menses, invigorates and harmonizes the blood, disperses cold, stops blood stasis pain, moistens the intestines and unblocks the bowels, reduces swelling, expels flesh, generates tissue and relieves pain.
        ---------------------------- ----------------------------------------------------------------------------------
             Fructus Lycii           o        Nourishes the Liver and Kidneys, benefits the essence and brightens the eyes, enriches the Yin and moistens the Lungs.
        ---------------------------- ----------------------------------------------------------------------------------
             Cornu Cervi parvum      o        Tonifies kidney yang, tonifies the governing vessel, augments essence and blood, regulates the penetrating and conception vessel, tonifies and nourishes the qi and the blood, chronic ulcerations.
        ---------------------------- ----------------------------------------------------------------------------------
             Herba Epimedii          o        Tonifies the kidneys,  fortifies the yang, expels wind - damp,  tonifies the yin and restrains liver yang.
        ---------------------------- ----------------------------------------------------------------------------------
             Rx.Glehniae             o         Moistens the lungs, stops cough, nourishes the stomach, generates fluids, moistens the exterior - skin.
        ---------------------------- ----------------------------------------------------------------------------------
             Tuber Ophiopogonis      o         Moistens the lungs and stops cough, augments the stomach yin, generates fluids, clears the heart and eliminates irritability, moistens the
                                               Intestines.
        ---------------------------- ----------------------------------------------------------------------------------
             Plastrum Testudinis     o         Nourishes the yin, anchors the yang, benefits the kidneys, strengthens the bones, cools the blood, stops uterine bleeding, nourishes the blood and tonifies the heart, non-healing sores and ulcerations.
        ---------------------------- ----------------------------------------------------------------------------------
             Fructus Momordicae      o         Moistens and cools the lungs, dissipates phlegm nodules.
        ---------------------------- ----------------------------------------------------------------------------------
             Ho-Shou-Wu              o         Treats conditions such as nocturnal emission, spermatorrhea, leukorrhea, it also tones the liver and kidneys as well as the blood.
                                     o         Treats toxicosis (infections yielding abscess, swellings beneath the skin, sores, carbuncles, and eruptive diseases like rubella), inflammation, constipation, and hyperlipidemia.
                                     o         Nourishes the liver and kidney, promote the growth of hair, and treats premature greying of hair
                                     o         Anti-aging effects
        ---------------------------- ----------------------------------------------------------------------------------

Taoist Medicine Product Line

     Within the next twelve months we intend to launch our Taoist Medicine product line. This is a line of products based on the principles of Traditional Chinese Medicine and Taoism Medicine. Taoism is an ancient worldview that acknowledges the movement towards balance (or "Tao") inherent in all things. We manufacture the following products under Good Manufacturing Practices rules and standards and regulations of Health Canada and the Food and Drug Administration of the United States.

     o VG-NRP (Nine Rare Pill for Nourishing Hair). Specifically formulated to enhance deficiencies of the liver and kidney, improve the early graying of hair, reduce nocturnal emission spermatorrhoea and decrease lassitude in loin and knee.
     o VG-MP (Motherwort Pill with Ten Precious Ingredients). Designed to enhance the tonifying qui and blood, regulate menstruation, prevent miscarriage, enhance female regeneration functions and improve the body's energy and endurance levels.

     o VG-EPP (Decoction of Eight Precious Products for Refreshing). Designed to relieve acute alcoholism and reduce restlessness. o VG-PFI (Pill of Four Immortals). Designed to enhance kidney functions to reduce seminal emission.
     o VG-NWP (Nine-Wei Powder for Strengthening Yang). Primarily for men, this product is designed to replenish and nourish marrow and promote flow of kidney qi. This product was formulated for kidney problems, impotence, premature ejaculation and early graying of hair.
     o VG-FKB (Five Kernel Bolus). Moistens the intestines to relieve constipation.
     o VG-LYZR (Bolus of Longyan Aril and Wild Jujube Seed). Enriches the blood, tranquilize the mind, tone the kidney and arrest spontaneous emission.
     o VG-ZMGQ (Bolus of Sesame Seed and Wolfberry Fruit). Designed to invigorate the liver and kidney and help prevent premature graying of hair.

     o VG-HTZM (Bolus of Walnut and Sesame Seed). Designed to invigorate the liver, tone the kidney, improve eyesight and moisten the intestines.
     o VG-LZFL (Cake of Lotus Seed and Poria). Designed to strengthen the spleen and relieve mental stress.

Vitamins and Supplements Product Line

     We also expect to launch a Vitamins and Supplements product line over the next twelve months. Through this line we will offer a full line of 100% natural multi-vitamin and multi-mineral food supplements. The vitamin and supplement products in this line are set forth below.

Vitamin A Products
---------------------------------------------------------------------------------------------------------------
Product                          Slogan                                                Activity       Form
---------------------------------------------------------------------------------------------------------------
Beta-Carotene                    Antioxidant                                           10,000IU     Tablets
---------------------------------------------------------------------------------------------------------------
Cod Liver Oil                    A rich source of Omega 3 fatty acids                    20min      SoftGels
---------------------------------------------------------------------------------------------------------------
Cod Liver Oil                    A rich source of Omega 3 fatty acids                    10min      SoftGels
---------------------------------------------------------------------------------------------------------------
Halibut Liver Oil                A rich source of Vitamins A & D                       5000iu A     SoftGels
                                                                                        400iu D

Vitamin B Products
---------------------------------------------------------------------------------------------------------------
Product                          Slogan                                                Activity       Form
---------------------------------------------------------------------------------------------------------------
Folic Acid                       An essential prenatal nutrient.                          1mg        Tablets
---------------------------------------------------------------------------------------------------------------
Vitamin B6                       Supports energy & stress relief                         100mg       Tablets
---------------------------------------------------------------------------------------------------------------
Vitamin B12                                                                             250mcg       Tablets
---------------------------------------------------------------------------------------------------------------
Vitamin B Complex 50             Supports energy & stress relief                         50mg        Tablets
---------------------------------------------------------------------------------------------------------------
Vitamin B-Complex 50 (TR)        Supports energy & stress relief                         50mg        Tablets
---------------------------------------------------------------------------------------------------------------
B-Complex  with 300mg
Vitamin C                        Supports energy & stress relief                         multi       Tablets
(TR)
---------------------------------------------------------------------------------------------------------------
Stress B-Complex                 Supports energy & stress                                multi       Tablets
with 600mg                       relief. Anti-Homocysteine
Vitamin C
---------------------------------------------------------------------------------------------------------------

Vitamin C Products
---------------------------------------------------------------------------------------------------------------
Product                          Slogan                                                Activity       Form
---------------------------------------------------------------------------------------------------------------
Vitamin C                        Supports immune system. Antioxidant                     250mg       Tablets
---------------------------------------------------------------------------------------------------------------
Vitamin C                        Supports immune system. Antioxidant                     500mg       Tablets
---------------------------------------------------------------------------------------------------------------
Vitamin C                        Supports immune system. Antioxidant                    1000mg       Tablets
---------------------------------------------------------------------------------------------------------------
Vitamin C Chewable Orange        Supports immune system. Antioxidant                     250mg       Tablets
---------------------------------------------------------------------------------------------------------------
Vitamin C Chewable Orange        Supports immune system. Antioxidant                     500mg       Tablets
---------------------------------------------------------------------------------------------------------------
Vitamin C (TR)                   Supports immune health                                  500mg       Tablets
---------------------------------------------------------------------------------------------------------------
Vitamin C (TR)                   Supports immune health                                 1000mg       Tablets
---------------------------------------------------------------------------------------------------------------
Vitamin C with Rosehips          Supports immune health                                  500mg       Tablets
---------------------------------------------------------------------------------------------------------------

Vitamin E Products
---------------------------------------------------------------------------------------------------------------
Product                          Slogan                                                Activity       Form
---------------------------------------------------------------------------------------------------------------
Vitamin E Natural Source         Nutritional support for heart health                    400IU      SoftGels
---------------------------------------------------------------------------------------------------------------
Vitamin E Natural Source         Nutritional support for heart health                    800IU      SoftGels
---------------------------------------------------------------------------------------------------------------
Vitamin E Synthetic              Nutritional support for heart health                    400IU      SoftGels
---------------------------------------------------------------------------------------------------------------
Vitamin E Synthetic              Nutritional support for heart health                    800IU      SoftGels
---------------------------------------------------------------------------------------------------------------

AntiOxidant Products
---------------------------------------------------------------------------------------------------------------
Product                          Slogan                                                Activity       Form
---------------------------------------------------------------------------------------------------------------
ACES Formula                     Antioxidant                                             Multi       Tablets
---------------------------------------------------------------------------------------------------------------
CoEnzyme Q10                     Nutritional support for heart health Antioxidant        30 mg      Capsules
---------------------------------------------------------------------------------------------------------------

Calcium Products
---------------------------------------------------------------------------------------------------------------
Product                          Slogan                                                Activity       Form
---------------------------------------------------------------------------------------------------------------
Calcium (Carbonate)              Promotes strong bones                                  1500mg       Tablets
---------------------------------------------------------------------------------------------------------------
Calcium (Carbonate) with         Promotes strong bones                                  1500mg       Tablets
Vitamin D
---------------------------------------------------------------------------------------------------------------
Natural Source Calcium           Promotes strong bones                                   500mg       Tablets
(Carbonate)
---------------------------------------------------------------------------------------------------------------
Natural Source Calcium           Promotes strong bones                                   500mg       Tablets
(Carbonate) w/D
---------------------------------------------------------------------------------------------------------------
Natural Source Calcium           Promotes strong bones                                   500mg       Tablets
(Carbonate) w/D
---------------------------------------------------------------------------------------------------------------
Natural Source Calcium           Promotes strong bones                                   250mg       Tablets
(Carbonate) w/D
---------------------------------------------------------------------------------------------------------------
Calcium & Magnesium with         Promotes strong bones                                333mg/166mg    Tablets
Vitamin D
---------------------------------------------------------------------------------------------------------------
Calcium Citrate w/D              Promotes strong bones                                   300mg       Tablets
---------------------------------------------------------------------------------------------------------------
Vitamin D                        Promotes strong bones                                  1000iu       Tablets
---------------------------------------------------------------------------------------------------------------
Vitamin D                        Promotes strong bones                                   400iu       Tablets
---------------------------------------------------------------------------------------------------------------

Herbal Products
---------------------------------------------------------------------------------------------------------------
Product                          Slogan                                                Activity       Form
---------------------------------------------------------------------------------------------------------------
Cranberry Extract 18:1           Nutritional support for the urinary tract               100mg     Capsules
---------------------------------------------------------------------------------------------------------------
Devil's Claw                     Herbal support for joint health                         500mg     Capsules
---------------------------------------------------------------------------------------------------------------
Echinacea (Purpurea              Herbal support for the immune system                    400mg     Capsules
Herb/Angustifolia Herb & Root)
---------------------------------------------------------------------------------------------------------------
Echinacea Extract 4%             Herbal support for the immune system                    400mg     Capsules
---------------------------------------------------------------------------------------------------------------
Feverfew Extract 0.5%            Herbal support for migraine headaches                   125mg     Capsules
---------------------------------------------------------------------------------------------------------------
Garlic Oil (Odor Free)           Supports immune health                                  500mg     SoftGels
---------------------------------------------------------------------------------------------------------------

Garlic Pure  / Allicin-Rich      Herbal support for health, vitality & immunity          500mg     Capsules
---------------------------------------------------------------------------------------------------------------
Ginkgo Biloba 24/6               Herbal support for mental alertness                     60mg      Capsules
---------------------------------------------------------------------------------------------------------------
Ginseng (Panax) Root             Herbal support for energy & vitality                    100mg     Capsules
---------------------------------------------------------------------------------------------------------------
Grape Seed                       A rich source of antioxidants                           50mg      Capsules
Extract
(MegaNatural Gold TM)
---------------------------------------------------------------------------------------------------------------
Milk Thistle Extract 80%         Herbal support for liver health                         150mg     Capsules
---------------------------------------------------------------------------------------------------------------
Saw Palmetto                     Herbal support to promote prostate health               160mg     SoftGels
---------------------------------------------------------------------------------------------------------------
St John's Wort Extract 0.3%      Herbal support to promote relaxation                    300mg     Capsules
---------------------------------------------------------------------------------------------------------------

Joint Support Products
---------------------------------------------------------------------------------------------------------------
Product                          Slogan                                                Activity       Form
---------------------------------------------------------------------------------------------------------------
Glucosamine Sulfate              Nutritional building blocks for joint health            500mg     Capsules
(Sodium Free)
---------------------------------------------------------------------------------------------------------------
Glucosamine Sulfate              Nutritional building blocks for joint health            500mg     Capsules
(Sodium Free)
---------------------------------------------------------------------------------------------------------------
Glucosamine Sulfate              Nutritional building blocks for joint health           1000mg     Capsules
(Sodium Free)
---------------------------------------------------------------------------------------------------------------
Glucosamine (Sodium Free)  &     Nutritional building blocks for joint health            450mg     Capsules
Chondroitin Sulfate
---------------------------------------------------------------------------------------------------------------
Glucosamine (Sodium Free)  &     Nutritional building blocks for joint health            900mg     Capsules
Chondroitin Sulfate
---------------------------------------------------------------------------------------------------------------
Glucosamine (Sodium Free)  &     Nutritional building blocks for joint health            900mg     Capsules
Chondroitin Sulfate
---------------------------------------------------------------------------------------------------------------
Glucosamine Sulfate (Sodium      Nutritional building blocks for joint health            900mg     Capsules
Free) & OptiMSMTM
---------------------------------------------------------------------------------------------------------------
OptiMSMTM                        Nutritional support for joint health                    500mg     Capsules
methyl sulfonyl methane
---------------------------------------------------------------------------------------------------------------
OptiMSMTM                        Nutritional support for joint health                   1000mg     Capsules
methyl sulfonyl methane
---------------------------------------------------------------------------------------------------------------
Shark Cartilage                  Nutritional building blocks for joint health            750mg     Capsules
---------------------------------------------------------------------------------------------------------------

Mineral Products
---------------------------------------------------------------------------------------------------------------
Product                          Slogan                                                Activity       Form
---------------------------------------------------------------------------------------------------------------
Iron (Ferrous gluconate)         Nutritional support for the prevention of anemia        300mg       Tablets
---------------------------------------------------------------------------------------------------------------
Iron (Ferrous sulphate)          Nutritional support for the prevention of anemia        300mg       Tablets
---------------------------------------------------------------------------------------------------------------
Zinc (Gluconate)                 Supports immune health                                  50mg        Tablets
---------------------------------------------------------------------------------------------------------------

Other Products
---------------------------------------------------------------------------------------------------------------
Product                          Slogan                                                Activity       Form
---------------------------------------------------------------------------------------------------------------
Phasoelamine                     none                                                   500 mg       Tablets
---------------------------------------------------------------------------------------------------------------
Evening Primrose Oil             A rich source of essential fatty acids                  500mg       SoftGel
---------------------------------------------------------------------------------------------------------------
Evening Primrose Oil             A rich source of essential fatty acids                 1000mg       SoftGel
---------------------------------------------------------------------------------------------------------------
Flaxseed Oil (Organic)           A rich source of essential fatty acids                 1000 mg      SoftGel
---------------------------------------------------------------------------------------------------------------

Lecithin (Unbleached)            Support for mental function                            1200mg       SoftGel
---------------------------------------------------------------------------------------------------------------
Omega 3-6-9                      Nutritional support for heart health    Essential      1200mg       SoftGel
                                 Fatty acids
---------------------------------------------------------------------------------------------------------------
Salmon Oil - Wild                Nutritional support for heart health    Essential      1000mg       SoftGel
                                 Fatty acids
---------------------------------------------------------------------------------------------------------------
Children's Complete Chewable     Provides daily nutritional support                      multi       Tablets
Multiple Vitamins & Minerals
---------------------------------------------------------------------------------------------------------------
Multiple Vitamins                Provides daily nutritional support                      multi       Tablets
---------------------------------------------------------------------------------------------------------------
Multiple Vitamins plus Iron      Provides daily nutritional support                      multi       Tablets
---------------------------------------------------------------------------------------------------------------
Multi Vitamin & Mineral          Provides daily nutritional support                      multi       Tablets
---------------------------------------------------------------------------------------------------------------
Multiple Vitamins & Minerals 50  Provides daily nutritional support                      multi       Tablets
+ w/Lutien
---------------------------------------------------------------------------------------------------------------
Multivitamin Forte               Provides daily nutritional support                      multi       Tablets
w/Lutein  (25
Multiple Vitamins & Minerals)
---------------------------------------------------------------------------------------------------------------
Prenatal Vitamin                 Provides daily nutritional support                      multi       Tablets
---------------------------------------------------------------------------------------------------------------

Manufacturing

     We have entered into agreements with three manufacturers who will produce all of our requirements for our three product lines. Eventually we hope to establish our own manufacturing facility in British Columbia, Canada. Once we are able to manufacture our own products, we will be able to more efficiently control our costs and quality and better protect our trade secrets.

     Hotway Nutraceuticals Canada Co. Ltd. On June 8, 2004, we entered into a Manufacturing Agreement with Hotway Neutraceuticals Canada Co. Ltd. Hotway has agreed to manufacture certain herbal ingredients and supplements for our private label brand. The term of this Manufacturing Agreement is for five years, with an option of both parties to renew for another five years upon written notice given at least ninety days before expiration of the term. Hotway has agreed to manufacture certain products for our three products lines at prices to be agreed upon from time to time in the future. If the parties are not able to agree on prices and minimum order amounts for a particular product, then we have the right to have the product manufactured by another company.

     China Health Holding is responsible for any damages, directly or indirectly related to: (a) all formulas owned by China Health Holding; (b) the design, content, description, ingredient listing and layout of all labels supplied by China Health Holding; (c) any patent violations where the product formulation was provided by China Health Holding; and (d) any breach of the Manufacturing Agreement. Hotway warrants that the products manufactured by it will meet China Health Holding's specifications. In addition, Hotway is responsible for any damages, directly or indirectly related to: (a) contamination of ingredients in any products manufactured by Hotway beyond that permitted by applicable laws;
(b) all formulas owned by Hotway; (c) non-compliance with any laws, ordinances, regulations or requirements of any federal, provincial, municipal or other authority in the manufacture of products by Hotway; (d) incorrect labeling of ingredients contained in the products; (e) violation of any patents in relation to products where the formulation was created by Hotway; and (f) any breach of the Manufacturing Agreement. Hotway and China Health Holding are each required to maintain comprehensive bodily injury, property damage and product liability insurance applying to their respective operations and any of their employees or agents for an amount of not less than $2,000,000 per occurrence or such higher amount that the other party reasonably requires, with a deductible of no more than $5,000, during the term of the Manufacturing Agreement.

     Canadian Phytopharmaceuticals Corp. Manufacturing Agreement. On February 9, 2004, we entered into a Manufacturing Agreement with Canadian Phytopharmaceuiticals Corp. ("Canadian Phyto"), a British Columbia manufacturing company. Canadian Phyto uses computerized HP1100 High Performance Liquid Chromatography instruments, to produce consistency in the products it manufactures. Canadian Phyto will procure components, materials, equipment and other supplies, and manufacture, assemble and test products pursuant to detailed written specifications which are provided by China Health Holding and accepted by Canadian Phyto. Canadian Phyto is required to keep restricted all confidential terms, exclusive rights, patents, trade secrets and other intellectual property which has been provided to Canadian Phyto by China Health Holding.

     The term of this Manufacturing Agreement is for one year. Canadian Phyto has agreed to set the price for products to be manufactured from time to time through blanket purchase orders issued by China Health Holding and accepted by Canadian Phyto. Until the purchase price for manufactured products has been paid to Canadian Phyto, Canadian Phyto will retain a security interest in the products that have been delivered to China Health Holding and any proceeds therefrom.

     GFR Pharma Ltd. Manufacturing Agreement. On April 8, 2004, we entered into a Manufacturing Agreement with GFR Pharma Ltd., a British Columbia company. GFR Pharma is a full service private label, Canadian Good Manufacturing Process
(GBP) facility that specializes in producing over-the-counter products and natural source products. GFR Pharma provides formulating, blending, packaging, product testing, technical support, market research, label design and regulatory information support to its customers. GFR Pharma manufactures and supplies products through its GFR Private Label Program to a variety of customers similar to products that GFR Pharma will supply to China Health Holding. Any formulas owned by China Health Holding for products manufactured by GFR Pharma will remain the exclusive property of China Health Holding. Further, Neither party may, without the prior consent of the other party, directly or indirectly, disclose any confidential or proprietary information or intellectual property relating to the business affairs of the other party, including but not limited to GFR Pharma's formulas and China Health Holding's formulas.

     The term of this Manufacturing Agreement is for five years, with an option of both parties to renew for another five years upon written notice given at least ninety days before expiration of the term. GFR Pharma has agreed to manufacture certain products for our three products lines at prices to be agreed upon from time to time in the future. If the parties are not able to agree on prices and minimum order amounts for a particular product, then we have the right to have the product manufactured by another company. The manufacturing time may vary for each product from one to ten weeks, depending on the type of product and the quantity ordered. China Health Holding is responsible for any damages, directly or indirectly related to: (a) all formulas owned by China Health Holding; (b) the design, content, description, ingredient listing and layout of all labels supplied by China Health Holding; (c) any patent violations where the product formulation was provided by China Health Holding; and (d) any breach of the Manufacturing Agreement. GFR Pharma warrants that the products manufactured by it will meet China Health Holding's specifications. In addition, GFR Pharma is responsible for any damages, directly or indirectly related to:
(a) contamination of ingredients in any products manufactured by GFR Pharma beyond that permitted by applicable laws; (b) all formulas owned by GFR Pharma;
(c) non-compliance with any laws, ordinances, regulations or requirements of any federal, provincial, municipal or other authority in the manufacture of products by GFR Pharma; (d) incorrect labeling of ingredients contained in the products;
(e) violation of any patents in relation to products where the formulation was created by GFR Pharma; and (f) any breach of the Manufacturing Agreement. GFR Pharma and China Health Holding are each required to maintain comprehensive bodily injury, property damage and product liability insurance applying to their respective operations and any of their employees or agents for an amount of not less than $2,000,000 per occurrence or such higher amount that the other party reasonably requires, with a deductible of no more than $5,000, during the term of the Manufacturing Agreement.

Market Analysis

     According to the Natural Marketing Institute, which monitors consumer trends in the marketplace, demand for dietary supplements corresponds with a strategic shift in how consumers view health and wellness. Surveys find that the majority of Americans rely on dietary supplements to maintain good health. More than ever before, consumers feel empowered to manage their health and are either actively using supplements or are researching information about them. This is supported by research from the Dietary Supplement Information Bureau that found that three in five consumers (59%) take supplements on a regular basis.

     A number of drivers explain the overall growth of the industry, including consumers looking for more natural health remedies, Baby Boomers seeking remedies to slow the aging process, a trend towards self-medication rather than a reliance on increasingly expensive mainstream medicine, and a public that was receptive to studies and other information that purported to show the benefits of daily vitamin and mineral use.

     According to Health Strategy Consulting LLC ("HSC"), the global nutrition market exceeded $170 billion in 2003. Of the global nutrition market, the dietary supplements and natural remedies represented approximately $60.1 billion, or 35% of retail sales during 2003. Within the U.S., vitamins/multi-vitamins accounted for the largest piece of the market, 33%, or $6.14 billion in 2002. The second largest segment, herbals/botanicals, accounted for 23% of the US market in 2002 at $4.2 billion.

     Specialty supplements, along with sports nutrition and meal supplements, are the bright spots in the US dietary supplement market, reports HSC. During 2002, specialty supplements recognized 8% growth, closely followed by meal supplements and sports nutrition, each experiencing 7% growth during that year. The US specialty supplements market was valued at $2.3 billion in 2002 or roughly 12% of the US dietary supplement market.

                               US Dietary Supplements Markets (in millions) Consumer Sales, All Channels
      Category               2000              2001              2002              CAGR        Projected Growth
                                                                               1997 - 2002       2002 - 2005
---------------------- ----------------- ----------------- ----------------- ----------------- -----------------
      Vitamins              5,970             6,020             6,140               3%               1-3%
                       ----------------- ----------------- ----------------- ----------------- -----------------
   Multi-Vitamins           3,100             3,190             3,254               4%               2-4%
                       ----------------- ----------------- ----------------- ----------------- -----------------
 Herbals/ Botanicals        4,120             4,180             4,260               4%               1-2%
                       ----------------- ----------------- ----------------- ----------------- -----------------
  Sports Nutrition          1,590             1,730             1,851               9%               6-9%
                       ----------------- ----------------- ----------------- ----------------- -----------------
      Minerals              1,350             1,390             1,460               7%               4-6%
                       ----------------- ----------------- ----------------- ----------------- -----------------
  Meal Supplements          2,070             2,310             2,472               8%               6-9%
                       ----------------- ----------------- ----------------- ----------------- -----------------
  Specialty / Other         1,940             2,130             2,300              15%              6-10%
                       ----------------- ----------------- ----------------- ----------------- -----------------
        Total               17,040            17,760            18,482              6%               3-5%

         CAGR - Capitalized Annual Growth Rate                         Source: Health Strategy Consulting LLC
                                                                       (http: //www.health-strategy.com)

Competition

     The nutritional supplements retail industry is a large, highly fragmented and growing industry, with no single industry participant accounting for more than 10% of total industry retail sales. Competition is based primarily on price, quality and assortment of products, customer service, marketing support and availability of new products.

     We compete with publicly owned and privately owned companies, which are highly fragmented in terms of geographical market coverage and product categories. We compete with specialty retailers, including GNC Corporation, Vitamin World and Vitamin Shoppe(R), supermarkets, drugstores, mass merchants, multi-level marketing organizations, mail order companies and a variety of other smaller participants. In addition, the market is highly sensitive to the introduction of new products, including various prescription drugs, which may rapidly capture a significant share of the market. In the United States, we also compete with supermarkets, drugstores and mass merchants with heavily advertised national brands manufactured by large pharmaceutical and food companies, as well as with the Nature's Bounty and Nature's Wealth brands, sold by Vitamin World and other retailers. Our international competitors also include large international pharmacy chains and major international supermarket chains as well as other large U.S.-based companies with international operations. Our wholesale and manufacturing operations also compete with other wholesalers and manufacturers of third-party nutritional supplements such as Tree of Life and Leiner Health Products.

Marketing and Sales Strategy

     Our  management   recognizes   that  different   markets  offer   different
opportunities for growth in sales. Our sales and marketing plan is based on the following foundations:

     1. Online Retail - We intend to target customers through our Internet website at www.chinahealthholding.com. We are currently working to enhance our website to be capable of handling retail transactions with multiple payment forms (i.e., credit card, cheque and alternative payment systems), in multiple currencies and in multiple languages.

     2. Retail and Wholesale Distribution - Our management believes that one of the fastest ways to penetrate the neutraceuticals market is to secure distribution through an established system of retailers in order to take advantage of their current client base. We are currently in the process of negotiating with several distribution companies that we hope will distribute our products.

     3. Retail Franchise Storefronts - We hope to enter the neutraceuticals market in the Peoples' Republic of China. For this large market, we intend to establish storefronts advertising our brand name. This market is part of our long-term business objectives and has not yet been implemented since our more immediate focus is on the North American neutraceuticals market.

     The following are marketing and sales initiatives that we intend to implement to market our products:

     1. Website Development - We are currently working to enhance our online shopping store to help us establish a strong online presence for our products. We are working to make our online shopping store easily customizable, expandable, eye pleasing, easy to navigate and functional. Our newest products and best sellers will be featured on the site, with feature products changing periodically. A search feature will allow customers to enter the type of ailment they are looking for help with, or a product name, in order to provide direct access to the information and/or products the customer is seeking.

     2. Establish Regional Sales Teams - As we grow, we intend to establish regional sales teams in Canada, the United States and ultimately internationally. The role of these sales teams will be to work with distributors and retailers in their regions.

     3. Media Advertising - We intend to engage in more advertising to help establish our business in the neutraceuticals market through an intensive North American media and advertising campaign. We expect to spend approximately $200,000 on media and advertising over the next year to meet these objectives.

     4. Public and Investor Relations - On August 8, 2004, we entered into a Consulting Agreement with National Media Associates, a California corporation, to provide national media consulting services, including news feature development, establishing relations with financial advisory newsletter writers and with other trade and advertising media. National Media Associates will also provide an investor relations program of communications to United States institutional, brokerage and retail investor communities. We agreed to compensate National Media Associates by: (a) issuing to it an aggregate of 1,000,000 shares of our common stock; and (b) issuing to it options to purchase an aggregate of 1,000,000 shares of our common stock exercisable for a term of three years at $0.10 per share.

     5. Trade Shows and Seminars - We expect to participate in seminars related to neutraceuticals, alternative medicine and Chinese medicine.

Research and Development

     Our research and development program is focused on the development and commercialization of natural medicinal products to prevent and help treat epidemic diseases and conditions in the areas of diabetes mellitus, cardiovascular and cerebral-vascular system dysfunctions, neurological disorders and immunological disorders. We have worked in the past through informal research and development alliances with ShangHai Chinese Western Medical Vascular Disease Research Institute, ShangHai XiJiYe TCM Hospitals, Beijing TCM Research Institute in the People's Republic of China and certain Research Institute scientists in the People's Republic of China.

Intellectual Property

     We own the rights to the 26 100% natural herbal medicinal products that comprise our King of Herbs and Taoist Medicine product lines. (See "Purchase Agreement for 26 100% Natural Herbal Medicinal Products Formulas" on p. 12.) We also have the exclusive rights to certain other neutraceutical products through two license agreements with Hotway Nutraceuticals Canada Co., Ltd. (See "Exclusive Licensing Agreement for 19 Cordyceps Products" and "Exclusive Licensing Agreement for De-Daibe and Depressor Herbs" on p. 13.)

     On August 20, 2004, we filed a trademark application for the name "China Health Holding Inc." Otherwise, we have not applied for or been granted any patents, trademarks, service marks or any other intellectual property rights with any governmental body.

Government Regulation

     The processing, formulation, manufacturing, packaging, labeling, advertising and distribution of our products are subject to regulation by one or more federal agencies, including the Health Protectorate Branch in Canada, and in the United States, the Food and Drug Administration ("FDA"), the Federal Trade Commission ("FTC"), the Consumer Product Safety Commission, the United States Department of Agriculture and the Environmental Protection Agency. These activities are also regulated by various agencies of the states and localities in which our products are sold. Our products sold in other foreign countries are also subject to regulation under various national, local, and international laws that include provisions governing, among other things, the processing, formulation, manufacturing, packaging, labeling, advertising and distribution of dietary supplements and over-the-counter drugs. Government regulations in foreign countries may prevent or delay the introduction, or require the reformulation, of certain of our products. Below is a summary of government regulation of our products in the United States, which is where we intend to focus our marketing efforts over the next twelve months.

     Pursuant to the Federal Food, Drug, and Cosmetic Act ("FDCA"), the FDA regulates the processing, formulation, safety, manufacture, packaging, labeling and distribution of dietary supplements, (including vitamins, minerals, herbs) and over-the-counter drugs. The FTC has jurisdiction to regulate the advertising of these products. The FDCA has been amended several times with respect to dietary supplements, in particular by the Dietary Supplement Health and Education Act of 1994 ("DSHEA"). DSHEA established a new framework governing the composition, safety, labeling and marketing of dietary supplements. "Dietary supplements" are defined as vitamins, minerals, herbs, other botanicals, amino acids and other dietary substances for human use to supplement the diet, as well as concentrates, metabolites, constituents, extracts or combinations of such dietary ingredients. Generally, under DSHEA, dietary ingredients that were on the market prior to October 15, 1994 may be used in dietary supplements without notifying the FDA. "New" dietary ingredients (i.e., dietary ingredients that were "not marketed in the United States before October 15, 1994") must be the subject of a new dietary ingredient notification submitted to the FDA unless the ingredient has been "present in the food supply as an article used for food" without being "chemically altered." A new dietary ingredient notification must provide the FDA evidence of a "history of use or other evidence of safety" establishing that use of the dietary ingredient "will reasonably be expected to be safe." A new dietary ingredient notification must be submitted to the FDA at least 75 days before the initial marketing of the new dietary ingredient. There is no certainty that the FDA will accept any particular evidence of safety for any new dietary ingredient. The FDA's refusal to accept such evidence could prevent the marketing of such dietary ingredients.

     DSHEA permits "statements of nutritional support" to be included in labeling for dietary supplements without FDA premarket approval. Such statements must be submitted to FDA within 30 days of marketing and must bear a label disclosure that "This statement has not been evaluated by the Food and Drug Administration. This product is not intended to diagnose, treat, cure, or prevent any disease." Such statements may describe how a particular dietary ingredient affects the structure, function or general well-being of the body, or the mechanism of action by which a dietary ingredient may affect body structure, function or well-being, but may not expressly or implicitly represent that a dietary supplement will diagnose, cure, mitigate, treat, or prevent a disease. A company that uses a statement of nutritional support in labeling must possess scientific evidence substantiating that the statement is truthful and not misleading. If the FDA determines that a particular statement of nutritional support is an unacceptable drug claim or an unauthorized version of a disease claim for a food product, or if the FDA determines that a particular claim is not adequately supported by existing scientific data or is false or misleading, we would be prevented from using the claim.

     In addition, DSHEA provides that so-called "third-party literature," e.g., a reprint of a peer-reviewed scientific publication linking a particular dietary ingredient with health benefits, may be used "in connection with the sale of a dietary supplement to consumers" without the literature being subject to regulation as labeling. Such literature must not be false or misleading; the literature may not "promote" a particular manufacturer or brand of dietary supplement; and a balanced view of the available scientific information on the subject matter must be presented. If the literature fails to satisfy each of these requirements, we may be prevented from disseminating such literature with our products, and any dissemination could subject our product to regulatory action as an illegal drug.

     We expect that the FDA will adopt in the near future the final regulations, proposed on March 13, 2003, regarding Good Manufacturing Practice in manufacturing, packing, or holding dietary ingredients and dietary supplements, authorized by DSHEA. Good Manufacturing Practice regulations will require dietary supplements to be prepared, packaged and held in compliance with strict rules, and will require quality control provisions similar to those in the Good Manufacturing Practice regulations for drugs. We or our third-party supplier or vendors may not be able to comply with the new rules without incurring substantial additional expenses.

     The FDA has broad authority to enforce the provisions of the FDCA applicable to dietary supplements, including powers to issue a public warning letter to a company, to publicize information about illegal products, to request a recall of illegal products from the market, and to request the Department of Justice to initiate a seizure action, an injunction action, or a criminal prosecution in the United States courts. The regulation of dietary supplements may increase or become more restrictive in the future.

     We cannot determine what effect additional domestic or international governmental legislation, regulations or administrative orders, when and if promulgated, would have on our business in the future. New legislation or regulations may require the reformulation of certain products to meet new standards, require the recall or discontinuance of certain products not capable of reformulation, impose additional record keeping or require expanded documentation of the properties of certain products, expanded or different labeling, or scientific substantiation.

Employees

     We  currently   employ  four  full  time  employees  and  twelve  part-time employee/consultants. None of our employees are covered by a collective bargaining agreement. We consider our relations with our employees to be good.

                            DESCRIPTION OF PROPERTY

     We lease office space located at 666 Burrard St., Suite 3400, Park Place, Vancouver, British Columbia, Canada V6C 2X8. Our monthly rent for this location is $1,000 per month. The term of the lease commenced on May 15, 2004 and is continues for a minimum of eight and one-half months with automatic renewals for subsequent twelve-month terms unless a notice of termination is delivered in writing by either party ninety days prior to the anniversary date of the termination date of the lease agreement.

                                Legal Proceedings

     We are not currently a party to, nor is any of our property currently the subject of, any pending legal proceeding. None of our directors, officers or affiliates is involved in a proceeding adverse to our business or has a material interest adverse to our business.

                                   MANAGEMENT

Executive Officers, Directors, Director Nominees and Key Employees

         The following are the names and certain information regarding or current Directors and Executive Officers:

             Name                 Age                            Position
------------------------------- --------- --------------------------------------------------------
Julianna (Jenny) Lu                42     Chief Executive Officer, Principal Financial Officer,
                                          Principal Accounting Officer, Treasurer and Chairman
                                          of the Board of Directors
------------------------------- --------- --------------------------------------------------------
Kenneth Douglas                    48     Vice President, Secretary and General Counsel
------------------------------- --------- --------------------------------------------------------
Xiao Fei Yu                        42     Director
------------------------------- --------- --------------------------------------------------------
Dick Wu                            49     Director
------------------------------- --------- --------------------------------------------------------

     Pursuant to our bylaws, our directors are elected at our annual meeting of stockholders and each director holds office until his successor is elected and qualified. Officers are elected by our Board of Directors and hold office until an officer's successor has been duly appointed and qualified unless an officer sooner dies, resigns or is removed by the Board. There are no family relationships among any of our directors and executive officers.

Background of Executive Officers and Directors

     Julianna (Jenny) Lu, Founder, Chief Executive Officer, Principal Financial Officer, Principal Accounting Officer, Treasurer, Secretary and Chairman of the Board of Directors. Ms. Lu founded China Health Holding, Inc. and has been our principal executive officer since our formation in 2002. From 2000 until 2002, Ms. Lu was the President and Chief Executive Officer of AGPL Pharma Corporation. From 1999 until 2003, Ms. Lu was the President and Chief Executive Officer of Auspicious J.K. Enterprises, Ltd.

     Kenneth Douglas, Vice President, Secretary and General Counsel. Mr. Douglas has acted as our Vice President, Secretary and General Counsel since July 9, 2004. From September 2003 until Present, Mr. Douglas has owned and operated Lyndhurst Consultancy, Ltd., a legal consulting firm located in Vancouver, British Columbia. From August 2001 until August 2003, Mr. Douglas was a Vice President (Legal) of Marconi Corporation plc, located in Coventry, United Kingdom. From June 1999 until February 2001, Mr. Douglas was General Counsel to 360networks, Inc., located in Vancouver, British Columbia. From May 1997 until June 1999, Mr. Douglas was a Senior Associate of Appleby Spurling & Kempe, located in Hamilton, Bermuda.

     Xiao Fei Yu, Director. Mr. Yu has helped China Health Holding create and develop 26 natural herbal product formulas that make up our King of Herbs and Taoist Medicine product lines. From 1997 to Present, Mr. Yu has been the President and Director of Taoist Tantric & Toltec Research and Development Centre located in Beijing, People's Republic of China. From 1998 to Present, Mr. Yu has been a Research Scientific Consultant of Central TCM Research and Development Institute located in Beijing, People's Republic of China. From 1999 to Present, Mr. Yu has been teaching Taoism, Taoist medicine and Indian classical philosophy & religion as a professor in the Department of Philosophy at the University of CCCP located in Beijing, People's Republic of China. From 1994 until 1999, Mr. Yu was an Associate Professor in Taoism, Taoist medicine, Buddhism and Scientific Philosophy in the Department of Philosophy at the University of CCCP.

     Dick Wu, Director. Mr. Wu has been a member of our Board of Directors since July 8, 2004. From May 2000 to Present, Mr. Wu has been a Director of Apollo Precise Parts, Inc. From September 1996 to Present, Mr. Wu has been the President of Finest Business Investment Development, Inc. From May 1992 to Present, Mr. Wu has been the President of New Way Refrigeration & Air Conditioning, Ltd. From July 1987 to Present, Mr. Wu has been the President of Consumer Refrigeration & Appliance Service, Ltd.

Employment Agreements and Director Compensation

     On June 1, 2004, we entered into an employment agreement with Julianna (Jenny) Lu, pursuant to which Ms. Lu has agreed to be employed as our Chief Executive Officer, Treasurer, Secretary, Director and Chairman of our Board of Directors. The agreement commenced retroactively beginning May 1, 2004 and does not have an expiration term. As compensation under the agreement, we agreed to pay Ms. Lu $8,000 per month. Every six months, we will review Ms. Lu's management services and her monthly compensation may increase 30% to 50% at the discretion of the Board of Directors. In addition, we granted Ms. Lu options to purchase 2,500,000 shares of our common stock at a price of $0.10 per share. The options expire the sooner of (a) June 1, 2009 or (b) thirty days after the termination of the agreement. Ms. Lu will also be reimbursed for any actual out-of-pocket expenses incurred while performing her duties under the agreement. Any individual expense items, other than telephone invoices, in excess of $200 must first be approved by China Health Holding.

     On July 9, 2004, we entered into an agreement with Kenneth Douglas, pursuant to which Mr. Douglas has agreed to be employed as our General Counsel. The agreement commenced on July 9, 2004 and is for a term of three years. Mr. Douglas' services will be reviewed after a three month probationary period, after which the agreement may be terminated by us for any reason. As compensation under the agreement, we agreed to pay Mr. Douglas commission equal to 8% (payable in cash and shares of our common stock) of any of our private placements and any further issuances of our common stock for which Mr. Douglas introduces the investing parties. We also granted Mr. Douglas options to purchase 600,000 shares of our common stock at a price of $0.10 per share. The options expire on sooner of (a) July 9, 2007 or (b) thirty days after the termination of the agreement.

     On May 26, 2004, we entered into an agreement with Xiao Fei Yu, pursuant to which Mr. Yu has agreed to act as a member of our Board of Directors. The agreement commenced on May 26, 2004 and is for a term of two years. As compensation, we granted Mr. Yu options to purchase 200,000 shares of our common stock at a price of $0.10 per share. The options expire on sooner of (a) May 26, 2006 or (b) thirty days after the termination of the agreement. Mr. Yu will also be reimbursed for any actual out-of-pocket expenses incurred while performing her duties under the agreement. Any individual expense items, other than telephone invoices, in excess of $200 must first be approved by China Health Holding.

     On June 8, 2004, we entered into another agreement with Mr. Yu, pursuant to which Mr. Yu is responsible for new products research and development, manufacturing under GMP standards, the People's Republic of China market and public relations. The agreement commenced on June 1, 2004 and is for a term of two years. As compensation under this agreement, we agreed to pay Mr. Yu $1,000 per month. Mr. Yu's services will be reviewed every 6 months and may be increased the discretion of our Board of Directors. In addition, we granted Mr. Yu options to purchase 150,000 shares of our common stock at a price of $0.10 per share. The options expire the sooner of (a) June 1, 2006 or (b) thirty days after the termination of the agreement. Mr. Yu will also be reimbursed for any actual out-of-pocket expenses incurred while performing her duties under the agreement. Any individual expense items, other than telephone invoices, in excess of $200 must first be approved by China Health Holding.

     On July 8, 2004, we entered into an agreement with Dick Wu, pursuant to which Mr. Wu has agreed to act as a member of our Board of Directors. The agreement commenced retroactively beginning July 6, 2004 and is for a term of one year. Mr. Wu's services will be reviewed after a three month probationary period, after which the agreement may be terminated by us for any reason. As compensation, we granted Mr. Wu options to purchase 150,000 shares of our common stock at a price of $0.10 per share. The options expire on sooner of (a) July 6, 2005 or (b) thirty days after the termination of the agreement.

                             Executive Compensation

     The following table sets forth information concerning the total compensation that we have paid or that has accrued on behalf of our chief executive officer and other executive officers with annual compensation exceeding $100,000 during the fiscal years ending June 30, 2004 and 2003.

                           SUMMARY COMPENSATION TABLE
                                                                                                 Long-Term
                                                                                               Compensation
                                                                                ----------------------------------------------------
                                                  Annual Compensation                    Awards                       Payouts
                                                 ---------------------          ----------------- ----------------- ----------------
                                                                                   Restricted     Securities                  All
                                                                      Other                                                  Other
                                                                     Annual                       Under-lying               Compen-
          Name and                                                   Compen-     Stock Award(s)    Options/        LTIP      sation
     Principal Position          Year      Salary ($)   Bonus ($)  sation ($)         ($)          SARs (#)    Payouts ($)      ($)
------------------------------ ---------- ------------- ---------- ------------ ----------------- ------------ ------------- -------
Julianna (Jenny) Lu, CEO,       2003          0           0           0               0              0             0           0
   principal financial
   officer,                     2002          0           0           0               0              0             0           0
   principal accounting
   officer,
   Treasurer and Chairman
   of the Board

                 CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

     Pursuant to an agreement dated May 1, 2004 between A E&E Pharma Corporation (n/k/a China Health Holding, Inc.), Julianna (Jenny) Lu and Xiao Fei Yu, Jenny Lu, our founder and principal executive officer, and Xiao Fei Yu sold all proprietary rights and formulas to the "26 100% natural herbal medicinal products" (the "Products") that comprise the King of Herbs and Taoist Medicine product lines (described below) to China Health Holding. On August 8, 2004, the parties signed an Amended and Restated Intellectual Property Purchase Agreement, which clarifies the terms of the Purchase Agreement for the Products. In consideration for the proprietary rights and formulas to the Products, China Health Holding agreed to: (a) issue to Ms. Lu 2,000,000 shares of common stock;
(b) pay to Ms. Lu $150,000 cash; (c) pay to Ms. Lu following the closing date and until May 1, 2029, a cash amount equal to 4.8% of gross revenue from sales of the Products; (d) issue to Mr. Yu 200,000 shares of common stock; (e) pay to Mr. Yu $25,000 cash; and (f) pay to Mr. Yu following the closing date and until May 1, 2029, a cash amount equal to 0.2% of gross revenue from sales of the Products. None of the required cash payments have been made to date. The outstanding cash payments accrue interest at the rate of 10% per annum. The terms of the Amended and Restated Intellectual Agreement are on terms at least as favorable as could have been obtained from unrelated third parties.

     Since April 22, 2002, Julianna (Jenny) Lu has extended numerous loans to China Health Holding. The aggregate amount due to Ms. Lu as of June 30, 2004 totaled Cdn$337,201.20. These loans bear interest at the rate of 10% per annum, are on an unsecured basis and do not have any terms for repayment. These loans have not been documented by any written agreement. The terms of these loans are at least as favorable as could have been obtained from unrelated third parties.

     As of June 30, 2004 China Health Holding owed an aggregate of Cdn$36,204.21 to Xiao Fei Yu from various loans and payments made by Mr. Yu on behalf of China Health Holding. These loans bear interest at the rate of 10% per annum, are on an unsecured basis and do not have any terms for repayment. These loans have not been documented by any written agreement. The terms of these loans are at least as favorable as could have been obtained from unrelated third parties.

     As of June 30, 2004 China Health Holding owed an aggregate of Cdn$22,000 to Dick Wu from various loans extended by Mr. Wu to China Health Holding. These loans do not bear interest, are on an unsecured basis and do not have any terms for repayment. These loans have not been documented by any written agreement. The terms of these loans are at least as favorable as could have been obtained from unrelated third parties.

     As of June 30, 2004 China Health Holding owed an aggregate of Cdn$3,394.25 to James Simpson, one of the Company's major shareholders, from various loans extended by Mr. Simpson to China Health Holding. These loans do not bear interest, are on an unsecured basis and do not have any terms for repayment. These loans have not been documented by any written agreement. The terms of these loans are at least as favorable as could have been obtained from unrelated third parties.

         SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

     The following table sets forth certain information, as of December 31, 2003 with respect to the beneficial ownership of the outstanding common stock by (i) any holder of more than five (5%) percent; (ii) each of our executive officers and directors; and (iii) our directors and executive officers as a group. Except as otherwise indicated, each of the stockholders listed below has sole voting and investment power over the shares beneficially owned.

                                                                         Percentage of      Percentage of Common
                                                  Common Stock            Common Stock      Stock After Offering
  Name of Beneficial Owner (1)               Beneficially Owned (2)   Before Offering (3)            (4)
  ----------------------------------------- ------------------------- --------------------- ----------------------
  Julianna (Jenny) Lu                              24,880,000                 70.2%                  70.2%
  Kenneth Douglas                                     225,000                     *                      *
  Xiao Fei Yu                                         400,000                  1.1%                   1.1%
  Dick Wu                                             520,000                  1.5%                   1.5%
  James H. Simpson (5)                              3,500,000                  9.9%                   9.9%
  ----------------------------------------- ------------------------- --------------------- ----------------------
  All  officers  and  directors as a group         26,025,000                 73.4%                  73.4%
  (4 persons)


     * Less than 1%

     (1) Except as otherwise indicated, the address of each beneficial owner is c/o China Health Holding, Inc., Suite 3400 - 666 Burrard St., Park Place, Vancouver, British Columbia, Canada V6C 2X8.
     (2) Beneficial ownership is determined in accordance with the rules of the Securities and Exchange Commission and generally includes voting or investment power with respect to the shares shown. Except where indicated by footnote and subject to community property laws where applicable, the persons named in the table have sole voting and investment power with respect to all shares of voting securities shown as beneficially owned by them.
     (3) Based on 35,452,700 shares outstanding. (4) Based on 35,452,700 shares outstanding.
     (5)  Includes 300,000 shares owned by Mr. Simpson's family.

                            DESCRIPTION OF SECURITIES

     The following description of our capital stock is a summary and is qualified in its entirety by the provisions of our Articles of Incorporation, with amendments, all of which have been filed as exhibits to our registration statement of which this prospectus is a part.

Dividend Policy

     We have not had any earnings or profits and have not paid any dividends. Our proposed operations are capital intensive and we need working capital.
Therefore, we will be required to reinvest any future earnings in our operations. Our Board of Directors has no present intention of declaring any cash dividends, as we expect to re-invest all profits in the business for additional working capital for continuity and growth. The future declaration and payment of dividends will be determined by our Board of Directors after considering the conditions then existing, including our earnings, financial condition, capital requirements, and other factors.

     There are no restrictions in our articles of incorporation or bylaws that restrict us from declaring dividends. The Nevada Revised Statutes, however, do prohibit us from declaring dividends where, after giving effect to the distribution of the dividend:

     (1) we would not be able to pay our debts as they become due in the usual course of business; or
     (2)  our total assets would be less that the sum of our total liabilities.

Capital Structure

     Our authorized capital stock consists of 75,000,000 shares of capital stock, par value $.001 per share, of which 55,000,000 shares are common stock and 20,000,000 shares are preferred stock that may be issued in one or more series at the discretion of the Board of Directors. As of the date hereof 35,452,700 shares of common stock and 0 shares of Preferred Stock are issued and outstanding.

Common Stock

     The holders of common stock are entitled to one vote for each share held of record on all matters to be voted on by the stockholders. The holders of common stock are entitled to receive dividends ratably, when, as and if declared by the Board of Directors, out of funds legally available therefor. In the event of a liquidation, dissolution or winding-up of China Health Holding, Inc., the holders of common stock are entitled to share equally and ratably in all assets remaining available for distribution after payment of liabilities and after provision is made for each class of stock, if any, having preference over the common stock.

     The holders of shares of common stock, as such, have no conversion, preemptive, or other subscription rights and there are no redemption provisions applicable to the common stock. All of the outstanding shares of common stock are, and the shares of common stock offered by China Health Holding, Inc. hereby, when issued against the consideration set forth in this prospectus, will be, validly issued, fully paid and non-assessable.

Preferred Stock

     Shares of preferred stock may be issued from time to time in one or more series as may from time to time be determined by our Board of Directors. Our Board of Directors has authority, without action by the stockholders, to determine the voting rights, preferences as to dividends and liquidation, conversion rights and any other rights of such series. Any preferred shares, if and when issued in the discretion of the Board of Directors, may carry voting, conversion or other rights superior to those of the shares of common stock and may adversely affect the voting power and rights of the common stockholders. Our Board of Directors has not designated any series or class of preferred stock and, as such, there are no shares of preferred stock currently outstanding.

                 INDEMNIFICATION FOR SECURITIES ACT LIABILITIES

     Our Bylaws of require us to indemnify our officers and directors to the full extent permitted by Nevada law. Section 78.751 of the Nevada Revised Statutes permits a corporation, under specified circumstances, to indemnify its directors, officers, employees or agents against expenses, including attorney's fees, judgments, fines and amounts paid in settlements actually and reasonably incurred by them in connection with any action, suit or proceeding brought by third parties by reason of the fact that they were or are directors, officers, employees or agents of the corporation, if such directors, officers, employees or agents acted in good faith and in a manner they reasonably believed to be in or not opposed to the best interests of the corporation and, with respect to any criminal action or proceeding, had no reason to believe their conduct was unlawful.

     In a derivative action, that is, one by or in the right of the corporation, indemnification may be made only for expenses actually and reasonably incurred by directors, officers, employees or agents in connection with the defense or settlement of an action or suit, and only with respect to a matter as to which they shall have acted in good faith and in a manner they reasonably believed to be in or not opposed to the best interests of the corporation, except that no indemnification shall be made if such person shall have been adjudged liable to the corporation, unless and only to the extent that the court in which the action or suit was brought shall determine upon application that the defendant directors, officers, employees or agents are fairly and reasonably entitled to indemnity for such expenses despite such adjudication of liability.

     Our Bylaws also require that we pay all expenses of our officers and directors incurred in defending a civil or criminal action, suit or proceeding as such costs are incurred and in advance of the final disposition of the action, suit or proceeding upon receipt of an undertaking by or on behalf of the director or officer to repay the amount if it is ultimately determined by a court of competent jurisdiction that he or she is not entitled to be indemnified by us.

     Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers or persons controlling us pursuant to the foregoing provisions, or otherwise, we have been advised that in the opinion of the Securities and Exchange Commission, such indemnification is against public policy as expressed in the Securities Act of 1933 and is, therefore, unenforceable.

                                  LEGAL MATTERS

     The validity of the common stock offered hereby will be passed upon for China Health Holding, Inc. by Sichenzia Ross Friedman Ference LLP, New York, New York. Sichenzia Ross Friedman Ference LLP owns 1,000,000 shares of our common stock, of which 100,000 shares are being offered under this prospectus.

                                     EXPERTS

     China Health Holding's financial statements as of and for the years ended December 31, 2003 and 2002, and the interim period ended June 30, 2004, included in this prospectus, have been audited by Dale Matheson Carr-Hilton Labonte, independent registered public accountants, as stated in their report appearing herein and are so included herein in reliance upon the report of such firm given upon their authority as experts in accounting and auditing.

                             ADDITIONAL INFORMATION

     We have not previously been required to comply with the reporting requirements of the Securities Exchange Act. We have filed with the SEC a registration statement on Form SB-2 to register the securities offered by this prospectus. The prospectus is part of the registration statement, and, as permitted by the SEC's rules, does not contain all of the information in the registration statement. For future information about us and the securities offered under this prospectus, you may refer to the registration statement and to the exhibits filed as a part of the registration statement.

     In addition, after the effective date of this prospectus, we will be required to file annual, quarterly, and current reports, or other information with the SEC as provided by the Securities Exchange Act. You may read and copy any reports, statements or other information we file at the SEC's public reference facility maintained by the SEC at Judiciary Plaza, Room 1024, 450 Fifth Street, N.W., Washington, D.C. 20549. You can request copies of these documents, upon payment of a duplicating fee, by writing to the SEC. Please call the SEC at 1-800-SEC-0330 for further information on the operation of the public reference room. Our SEC filings are also available to the public through the SEC Internet site at http\\www.sec.gov.

                           CHINA HEALTH HOLDING, INC.

                          INDEX TO FINANCIAL STATEMENTS

                                                               Page
  Independent Auditor's Report                                  F-2
  Balance Sheets                                                F-3
  Statements of Operations                                      F-4
  Statement of Stockholders' Equity                             F-5
  Statements of Cash Flows                                      F-6
  Notes to Financial Statements                                 F-7

                            CHINA HEALTH HOLDING INC.
                       (formerly A E&E Pharma Corporation)

                          (a development stage company)

                              FINANCIAL STATEMENTS

                                  JUNE 30, 2004

                           DECEMBER 31, 2003 AND 2002






    AUDITORS' REPORT

    BALANCE SHEETS

    STATEMENTS OF OPERATIONS

    STATEMENT OF STOCKHOLDERS' EQUITY

    STATEMENTS OF CASH FLOWS

    NOTES TO FINANCIAL STATEMENTS

                          INDEPENDENT AUDITORS' REPORT

To the Stockholders and Board of Directors of China Health Holding Inc. (formerly A E & E Pharma Corporation):

We have audited the balance sheets of China Health Holding Inc. as at June 30, 2004, December 31, 2003 and December 31, 2002, and the statements of operations, stockholders' equity and cash flows for six months ended June 30, 2004, the year ended December 31, 2003, the period from April 3, 2002 (inception) to December 31, 2002 and the period from April 2, 2002 (inception) to June 30, 2004. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with the standards of the Public Company Accounting Oversight Board (United States) auditing standards generally accepted in the United States of America. Those standards require that we plan and perform an audit to obtain reasonable assurance whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, these financial statements present fairly, in all material respects, the financial position of the Company as at June 30, 2004, December 31, 2003 and December 31, 2002 and the results of its operations and its cash flows and the changes in stockholders' equity for the six months ended June 30, 2004, the year ended December 31, 2003, the period from April 3, 2002 (inception) to December 31, 2002 and the period from April 2, 2002 (inception) to June 30, 2004. in accordance with United States generally accepted accounting principles.

The accompanying financial statements have been prepared assuming that the Company will continue as a going concern. As discussed in Note 2(a) to the financial statements, the Company has a working capital deficiency, a capital deficiency, has incurred significant losses since inception and further losses are anticipated in the development of its products raising substantial doubt about the Company's ability to continue as a going concern. Management's plans in regard to these matters are also described in Note 2(a). The financial statements do not include any adjustments that might result from the outcome of this uncertainty.

                                  /s/ DALE MATHESON CARR-HILTON LABONTE
                                  --------------------------------------
                                      DALE MATHESON CARR-HILTON LABONTE
Vancouver, B.C.                       CHARTERED ACCOUNTANTS
July 22, 2004

                            CHINA HEALTH HOLDING INC.
                       (formerly A E&E Pharma Corporation)
                          (a development stage company)

                                 BALANCE SHEETS

                                                                                ----------------------------------------------------
                                                                                      June 30,         Dec. 31,           Dec. 31,
                                                                                       2004              2003               2002
                                                                                         $                 $                  $
                                                                                ----------------------------------------------------

                                     ASSETS

CURRENT ASSETS
    Cash                                                                              25,180             282                 141
    Prepaid expenses                                                                  10,979             772                 634
                                                                                ---------------    --------------- ----------------
                                                                                      36,159           1,054                 775

FIXED ASSETS (Note 4), net of amortization                                             3,549           2,294                   -

INTANGIBLES ASSETS (Note 3)                                                                1               -                   -
                                                                                ---------------    --------------- ----------------
                                                                                      39,709           3,348                 775
                                                                                ===============    =============== ================

                                   LIABILITIES

CURRENT LIABILITIES
    Accounts payable and accrued liabilities                                           2,989           6,296               2,210
     Due to shareholders (Note 5)                                                    293,384          85,725              11,006
                                                                                ---------------    --------------- ----------------
                                                                                     296,373          92,021              13,216
                                                                                ---------------    --------------- ----------------

                            STOCKHOLDERS' DEFICIENCY

STOCKHOLDERS' EQUITY (Note 6)
       Common stock, $0.001 par value, 55,000,000 shares authorized 33,047,700
          (2003 - 29,275,000; 2002 - 22,895,000) shares
          issued and outstanding                                                      33,048             29,275          22,895
       Preferred stock, $0.001 par value, 20,000,000 shares authorized,
          Nil shares issued and outstanding                                                -                  -               -
       Additional paid-in capital                                                    151,161             65,723          35,805
       Deficit accumulated during the development stage                             (433,245)          (173,613)        (71,673)
       Accumulated other comprehensive (loss) income                                  (7,628)           (10,058)            532
                                                                                ---------------    --------------- ----------------
                                                                                    (256,664)           (88,673)        (12,441)
                                                                                      39,709              3,348             775
                                                                                ===============    =============== ================

GOING CONCERN (Note 1)
COMMITMENTS (Note 9)

    The accompanying notes are an integral part of these financial statements

                            CHINA HEALTH HOLDING INC.
                       (formerly A E&E Pharma Corporation)
                          (a development stage company)

                            STATEMENTS OF OPERATIONS

                                                         ---------------------------------------------------------------------------
                                                             Six months                          April 3, 2002      April 3, 2002
                                                               ended            Year ended      (inception) to      (inception) to
                                                             June 30, 2004    Dec. 31, 2003      Dec. 31, 2002      June 30, 2004
                                                                   $                 $                   $                $
                                                         ---------------------------------------------------------------------------
PRODUCT SALES                                                     4,021                  -                  -              4,021
                                                         ---------------------  ----------------  -----------------  ---------------
EXPENSES
       Advertising and promotion                                  5,334             17,126             11,916             34,376
       Amortization                                                 347                129                  -                476
       Consulting fees                                           12,918                211                  -             13,129
       Interest and bank charges (Note 8)                         5,741              5,840                303             11,884
       Management fees                                           36,000             60,000             45,000            141,000
       Office                                                     3,835              2,156              2,817              8,808
       Professional fees                                          8,391              1,428              5,410             15,229
       Rent                                                       7,897             12,359              4,727             24,983
       Research and development (Note 3)                        177,199                  -                  -            177,199
       Travel                                                     4,644                161                200              5,005
       Vehicle                                                    1,347              2,530              1,300              5,177
                                                         ---------------------  ----------------  -----------------  ---------------
                                                                263,653            101,940             71,673            437,266
                                                         ---------------------  ----------------  -----------------  ---------------


NET LOSS FOR THE PERIOD                                         259,632            101,940             71,673            433,245
                                                         =====================  ================  =================  ===============

BASIC NET LOSS PER SHARE                                          $0.01              $0.01              $0.06
                                                         =====================  ================  =================
WEIGHTED AVERAGE COMMON SHARES
OUTSTANDING                                                  30,377,862         23,633,151          1,293,890
                                                         =====================  ================  =================

    The accompanying notes are an integral part of these financial statements

                            CHINA HEALTH HOLDING INC.
                       (formerly A E&E Pharma Corporation)
                          (a development stage company)
                        STATEMENT OF STOCKHOLDERS' EQUITY
         FOR THE PERIOD FROM APRIL 3, 2002 (INCEPTION) TO JUNE 30, 2004

                                 ----------------- ------------- ---------------- -------------- ----------------- -----------------
                                                                                     Deficit
                                             Common Stock                         Accumulated       Accumulated
                                                                    Additional        During            Other
                                                                    Paid in        Development       Comprehensive
                                        Number of       Amount      Capital         Stage            Income(loss)         Total
                                         shares           $             $             $                   $                 $
                                 ----------------- ------------- ---------------- -------------- ----------------- -----------------
Issued for cash at average
of $0.0026 per share                   22,895,000        22,895           35,805           -                  -             58,700
Net loss for the period                         -             -                -     (71,673)                 -            (71,673)
Currency translation adjustment                 -             -                -           -                532                532
                                 ----------------- ------------- ---------------- -------------- ----------------- -----------------
Balance, December 31, 2002             22,895,000        22,895           35,805     (71,673)               532            (12,441)

Issued for cash at average of
 $0.005 per share                       2,530,000         2,530           11,163           -                  -             13,693
Issued for debt at average of
 $0.006 per share                       3,760,000         3,760           18,620           -                  -             22,380
Issued for consulting at average
 of $0.0025 per share                      90,000            90              135           -                  -                225
Net loss for the year                           -             -                -    (101,940)                 -           (101,940)
Currency translation adjustment                 -             -                -           -            (10,590)           (10,590)
                                 ----------------- ------------- ---------------- -------------- ----------------- -----------------
Balance, December 31, 2003             29,275,000        29,275           65,723    (173,613)           (10,058)           (88,673)

Issued for cash at average of
$0.064 per share                        1,336,700         1,337           83,606           -                  -             84,943
Issued for consulting and
expenses reimbursement at
average of $0.009 per share               236,000           236            1,832           -                  -              2,068
Issued for intellectual
 property (Note 3)                      2,200,000         2,200                -           -                  -              2,200
Net loss for the period                         -             -                -    (259,632)                 -           (259,632)
Currency translation
 adjustment                                     -             -                -           -              2,430              2,430
                                 ----------------- ------------- ---------------- -------------- ----------------- -----------------
Balance, June 30, 2004                 33,047,700        33,048          151,161    (433,245)            (7,628)          (256,664)
                                 ================= ============= ================ ============== ================= =================

    The accompanying notes are an integral part of these financial statements

                            CHINA HEALTH HOLDING INC.
                       (formerly A E&E Pharma Corporation)
                          (a development stage company)

                            STATEMENTS OF CASH FLOWS

                                                -------------------     ---------------   -----------------   ------------------
                                                                                             April 3, 2002        April 3, 2002
                                                    Six months ended        Year ended       (inception ) to      (Inception) to
                                                   June 30, 2004          Dec. 31, 2003      Dec. 31, 2002        June 30, 2004
                                                        $                      $                  $                      $
                                                -------------------     ---------------   -----------------   ------------------
OPERATING ACTIVITIES
       Net loss                                        (259,632)              (101,940)           (71,673)          (433,245)
       Items not affecting cash
          Depreciation                                      347                    129                  -                476
          Non cash expenses                             179,267                    225                  -            179,492
          Accrued interest                                1,458                      -                  -              1,458
                                                -------------------     ---------------   -----------------   ------------------
                                                        (78,560)              (101,586)           (71,673)          (251,819)

       Changes in non-cash working capital
          Prepaid expenses                              (10,207)                  (138)              (634)           (10,979)
          Accounts payable                               (3,307)                 4,086              2,210              2,989
                                                -------------------     ---------------   -----------------   ------------------
                                                        (92,074)               (97,638)           (70,097)          (259,809)
                                                -------------------     ---------------   -----------------   ------------------

INVESTING ACTIVITIES
       Fixes assets                                      (1,602)                (2,423)                 -             (4,025)
                                                -------------------     ---------------   -----------------   ------------------
                                                         (1,602)                (2,423)                 -             (4,025)
                                                -------------------     ---------------   -----------------   ------------------

FINANCING ACTIVITIES
       Proceeds on subscriptions of common stock         84,943                 13,693             58,700            157,336
       Advances from shareholders                        31,201                 97,099             11,006            139,306
                                                -------------------     ---------------   -----------------   ------------------
                                                        116,144                110,792             69,706            296,642
                                                -------------------     ---------------   -----------------   ------------------

EFFECT OF EXCHANGE RATE CHANGES                           2,430                (10,590)               532             (7,628)
                                                -------------------     ---------------   -----------------   ------------------

INCREASE IN CASH                                         24,898                    141                141             25,180

CASH, BEGINNING OF PERIOD                                   282                    141                  -                  -

CASH, END OF PERIOD                                      25,180                    282                141             25,180
                                                ===================     ===============   =================   ==================

SUPPLEMENTARY NON-CASH INFORMATION (Note 7)

    The accompanying notes are an integral part of these financial statements

                            CHINA HEALTH HOLDING INC.
                       (formerly A E&E Pharma Corporation)
                          (a development stage company)

                          NOTES TO FINANCIAL STATEMENTS

                         SIX MONTHS ENDED JUNE 30, 2004

                     Years ended December 31, 2003 and 2002

1.   NATURE OF OPERATIONS AND BASIS OF PRESENTATION

     China Health Holding Inc. (the "Company") is a private Nevada company incorporated on April 3, 2002 as A E&E Pharma Corporation. The Company changed its name to China Health Holding Inc. on May 25, 2004. The Company is a development stage company that was formed to market and distribute proprietary natural medicinal products. The Company's product line includes King of Herbs-based products and a line of natural multi-vitamins and supplements. All of the Company's products are based on traditional Chinese medicine and the principals of Taoism (see Note 3).

2.    SIGNIFICANT ACCOUNTING POLICIES

     a)   Basis of presentation

          These financial statements have been presented in U.S. dollars and prepared in accordance with United States Generally Accepted Accounting Principles ("US GAAP"). The Company's year end is December 31.

          The financial statements have been prepared on the basis of a going concern which contemplates the realization of assets and the satisfaction of liabilities in the normal course of business. The Company has a working capital deficiency of $260,214, a capital deficiency of $256,664 and has incurred significant losses since inception and further losses are anticipated in the development of its products raising substantial doubt as to the Company's ability to continue as a going concern.

          The Company will depend almost exclusively on outside capital to complete the development and marketing of its intellectual property. Such outside capital will include the sale of additional stock and may include commercial borrowing. There can be no assurance that capital will be available as necessary to meet these development costs or, if the capital is available, that it will be on terms acceptable to the Company. The issuances of additional equity securities by the Company may result in a significant dilution in the equity interests of its current stockholders. Obtaining commercial loans, assuming those loans would be available, will increase the Company's liabilities and future cash commitments. If the Company is unable to obtain financing in the amounts and on terms deemed acceptable, the business and future success may be adversely affected.

          Given the Company's limited operating history, lack of sales, and its operating losses, there can be no assurance that it will be able to achieve or maintain profitability. Accordingly, these factors raise substantial doubt about the Company's ability to continue as a going concern.

     b)   Use of estimates and assumptions

          Preparation of the Company's financial statements in conformity with United States generally accepted accounting principles requires management to make estimates and assumptions that affect certain reported amounts and disclosures. Accordingly, actual results could differ from those estimates.

                            CHINA HEALTH HOLDING INC.
                       (formerly A E&E Pharma Corporation)
                          (a development stage company)

                          NOTES TO FINANCIAL STATEMENTS

                         SIX MONTHS ENDED JUNE 30, 2004

                     Years ended December 31, 2003 and 2002

2.    SIGNIFICANT ACCOUNTING POLICIES - CONT'D

     c)   Fixed assets

          Fixed assets are stated at cost. Depreciation is computed at the following rates over the estimated useful lives of the assets:

          Computer - 30% declining balance

     d)   Intangible assets

          Intangible assets represents the rights to formulas for twenty-six herbal supplements (see Note 3).

     e)   Fair value of financial instruments

          In accordance with the requirements of SFAS No.107, the Company has determined the estimated fair value of financial instruments using available market information and appropriate valuation methodologies. The fair value of financial instruments classified as current assets or liabilities including cash, prepaid expenses, loans and accounts payable and due to related parties, approximate carrying value due to the short-term maturity of the instruments.

     f)   Foreign currency translation

          The financial statements are presented in United States dollars. In accordance with Statement of Financial Accounting Standards No.52, "Foreign Currency Translation", foreign denominated monetary assets and liabilities are translated to their United States dollar equivalents using foreign exchange rates which prevailed at the balance sheet date. Revenue and expenses are translated at average rates of exchange during the year. Related translation adjustments are reported as a separate component of stockholders' equity, whereas gains or losses resulting from foreign currency transactions are included in results of operations.

      h) Income taxes

         The Company follows the liability method of accounting for income taxes. Under this method, deferred income tax assets and liabilities are recognized for the estimated tax consequences attributable to differences between the financial statement carrying values and their respective income tax basis (temporary differences). The effect on deferred income tax assets and liabilities of a change in tax rates is recognized in income in the period that includes the enactment date. At June 30, 2004 full deferred tax asset valuation allowance has been provided and no deferred tax asset benefit has been recorded.

                            CHINA HEALTH HOLDING INC.
                       (formerly A E&E Pharma Corporation)
                          (a development stage company)

                          NOTES TO FINANCIAL STATEMENTS

                         SIX MONTHS ENDED JUNE 30, 2004

                     Years ended December 31, 2003 and 2002

2.    SIGNIFICANT ACCOUNTING POLICIES - CONT'D

     i)   Net loss per common share

          Basic earnings (loss) per share includes no dilution and is computed by dividing income available to common stockholders by the weighted average number of common shares outstanding for the period. Dilutive earnings (loss) per share reflect the potential dilution of securities that could share in the earnings of the Company. The accompanying presentation is only of basic loss per share as the potentially dilutive factors are anti-dilutive to basic loss per share.

     j)   Stock-based compensation

          In December 2002, the Financial Accounting Standards Board issued Financial Accounting Standard No. 148, "Accounting for Stock-Based Compensation - Transition and Disclosure ("SFAS No. 148"), an amendment of Financial Accounting Standard No. 123 "Accounting for Stock-Based Compensation" ("SFAS No. 123). The purpose of SFAS No. 148 is to: (1) provide alternative methods of transition for an entity that voluntarily changes to the fair value based method of accounting for stock-based employee compensation, (2) amend the disclosure provisions to require prominent disclosure about the effects on reported net income of an entity's accounting policy decisions with respect to stock-based employee compensation, and (3) to require disclosure of those effects in interim financial information. The disclosure provisions of SFAS No. 148 were effective for the Company for the year ended December 31, 2002. The adoption of SFAS No.148 has not had an impact on the Company's financial position or results of operations.

          The Company has elected to continue to account for stock-based employee compensation arrangements in accordance with the provisions of Accounting Principles Board Opinion No. 25, "Accounting for Stock Issued to Employees", ("APB No.25") and comply with the disclosure provisions of SFAS No. 123 as amended by SFAS No. 148 as described above. In addition, in accordance with SFAS No. 123 the Company applies the fair value method using the Black-Scholes option-pricing model in accounting for options granted to consultants. Under APB No. 25, compensation expense is recognized based on the difference, if any, on the date of grant between the estimated fair value of the Company's stock and the amount an employee must pay to acquire the stock. Compensation expense is recognized immediately for past service and pro-rata for future service over the option-vesting period.

          In accordance with SFAS No. 123, the Company applies the fair value method using the Black-Scholes option-pricing model in accounting for options granted to consultants.

          The Company accounts for equity instruments in exchange for the receipt of goods or services from other than employees in accordance with SFAS No. 123 and the conclusions reached by the Emerging Issues Task Force in Issue No. 96-18, "Accounting for Equity Instruments That Are Issued to Other than Employees for Acquiring or in Conjunction with Selling Goods or Services" ("EITF 96-18"). Costs are measured at the estimated fair market value of the consideration received or the estimated fair value of the equity instruments issued, whichever is more reliably measurable. The value of equity instruments issued for consideration other than employee services is determined on the earlier of a performance commitment or completion of performance by the provider of goods or services as defined by EITF 96-18.

         As at June 30, 2004 the Company had not granted any stock options.

                            CHINA HEALTH HOLDING INC.
                       (formerly A E&E Pharma Corporation)
                          (a development stage company)

                          NOTES TO FINANCIAL STATEMENTS

                         SIX MONTHS ENDED JUNE 30, 2004

                     Years ended December 31, 2003 and 2002

2.    SIGNIFICANT ACCOUNTING POLICIES - CONT'D

     k)   Recent accounting pronouncements

          In June, 2002, the FASB issued SFAS No.146, "Accounting for Costs Associated with Exit or Disposal Activities." Such standard requires costs associated with exit or disposal activities (including restructurings) to be recognized when the costs are incurred, rather than at a date of commitment to an exit or disposal plan. SFAS No.146 nullifies EITF Issue No.94-3, "Liability Recognition for Certain Employee Termination Benefits and Other Costs to Exit an Activity (including Certain Costs Incurred in a Restructuring)". Under SFAS No.146, a liability related to an exit or disposal activity is not recognized until such liability has actually been incurred whereas under EITF Issue No.94-3 a liability was recognized at the time of a commitment to an exit or disposal plan. The provisions of this standard are effective for exit or disposal activities initiated after December 31, 2002. The adoption of SFAS No.146 did not have a material effect on the Company's financial position or results of operations.

          In April 2003, the Financial Accounting Standards Board issued SFAS No.149, "Amendment of Statement 133 on Derivative Instruments and Hedging Activities", which clarifies financial accounting and reporting for derivative instruments, including certain derivative instruments embedded in other contracts and for hedging activities under SFAS No.133, "Accounting for Derivative Instruments and Hedging Activities". SFAS No.149 is effective for contracts entered into or modified after June 30, 2003 and for hedging relationships designated after June 30, 2003. The adoption of SFAS No.149 did not have a material effect on the Company's financial position or results of operations.

          In May 2003, SFAS NO.150, "Accounting for Certain Financial Instruments with Characteristics of both Liabilities and Equity", was issued. This Statement establishes standards for how an issuer classifies and measures certain financial instruments with characteristics of both liabilities and equity. It requires that an issuer classify a financial instrument that is within its scope as a liability (or an asset in some circumstances). Many of those instruments were previously classified as equity. Generally, a financial instrument, whether in the form of shares of otherwise, that is mandatory redeemable, i.e. that embodies an unconditional obligation requiring the issuer to redeem it by transferring its shares or assets at a specified or determinable date (or dates) or upon an event that is certain to occur, must be classified as a liability (or asset in some circumstances). In some cases, a financial instrument that is conditionally redeemable may also be subject to the same treatment. This Statement does not apply to features that are embedded in a financial instrument that is not a derivative (as defined) in its entity. For public entities, this Statement is effective for financial instruments entered into or modified after May 31, 2003. The adoption of SFAS No.150 did not affect the Company's financial position or results of operations.

          In November 2002, the FASB issued FASB Interpretation No.45, "Guarantor's Accounting for Disclosure Requirements for Guarantees, Including Indirect Guarantees of Indebtedness of Others, an interpretation of FASB Statements No.5, 57 and 107 and rescission of FASB Interpretation No.34, Disclosure of Indirect Guarantees of Indebtedness of Others" ("FIN 45"). FIN 45 clarifies the requirements for a guarantor's accounting for, and disclosure of, certain guarantees issued and outstanding. It also requires a guarantor to recognize, at the inception of a guarantee, a liability for the fair value of the obligation undertaken in issuing the guarantee. This interpretation also incorporates without reconsideration the guidance in FASB Interpretation No.34, which is being superseded. The adoption of FIN 45 did not affect the Company's financial position or results of operations.

                            CHINA HEALTH HOLDING INC.
                       (formerly A E&E Pharma Corporation)
                          (a development stage company)

                          NOTES TO FINANCIAL STATEMENTS

                         SIX MONTHS ENDED JUNE 30, 2004

                     Years ended December 31, 2003 and 2002

2.   SIGNIFICANT ACCOUNTING POLICIES - CONT'D

     k)   Recent accounting pronouncements - cont'd

          In January 2003, the FASB issued FASB Interpretation No.46, Consolidation of Variable Interest Entities, an interpretation of Accounting Research Bulletins ("ARB") No.51, Consolidated Financial Statements ("FIN 46"). FIN 46 applies immediately to variable interest entitles created after January 31, 2003, and in the first interim period beginning after June 15, 2003 for variable interest entities created prior to January 31, 2003. The interpretation explains how to identify variable interest entities and how an enterprise assesses its interest in a variable interest entity to decide whether to consolidate that entity. The interpretation requires existing unconsolidated variable interest entities to be consolidated by their primary beneficiaries if the entities do not effectively disperse risks among parties involved. Variable interest entities that effectively disperse risks will not be consolidated unless a single party holds an interest or combination of interests that effectively recombines risks that were previously dispersed. The adoption of FIN 46 did not affect the Company's financial position or results of operations.

3.   ASSET PURCHASE AGREEMENT

      Pursuant to an agreement dated May 1, 2004, the Company acquired from the Company's President and a significant shareholder proprietary rights and formulas to the 26 natural herbal medicinal products that comprise the King of Herbs and Taoist Medicine product lines. In consideration for the proprietary rights and formulas to these products, the Company agreed to pay the following:

             -  2,200,000 common shares at a value of
                   $0.001 per share                                    $  2,200
             -  Due to shareholders (Note 5)                            175,000
                                                                        -------
                                                                       $177,200

     In addition, the Company agreed to pay the vendors a combined total royalty equal to 5% of annual gross sales of the products until May 1, 2009.

     For accounting purposes, the Company records the cost of acquiring the proprietary rights and formulas as intangible assets at the related party vendor's cost, if determinable. As the vendor's cost is not determinable, the intangible asset has been recorded at the vendor's carrying value of $1 with the remainder of the purchase price being expensed as research and development.

                            CHINA HEALTH HOLDING INC.
                       (formerly A E&E Pharma Corporation)
                          (a development stage company)

                          NOTES TO FINANCIAL STATEMENTS

                         SIX MONTHS ENDED JUNE 30, 2004

                     Years ended December 31, 2003 and 2002

4.       FIXED ASSETS

                                                              June 30,          Dec.31,          Dec.31,
                                                                2004            2003              2002
                                                                  $               $                 $
                                                             -------------  ----------------  ------------
           Computer                                             4,025              2,423              -

           Less:  accumulated depreciation                       (476)              (129)             -
                                                             -------------  ----------------  ------------
                                                                3,549              2,294              -
                                                             =============  ================  =============

5.    DUE TO SHAREHOLDERS

     The amount due to shareholders bears interest at 10% per annum, is unsecured and has no specific terms of repayment (Note 8).

                            CHINA HEALTH HOLDING INC.
                       (formerly A E&E Pharma Corporation)
                          (a development stage company)

                          NOTES TO FINANCIAL STATEMENTS

                         SIX MONTHS ENDED JUNE 30, 2004

                     Years ended December 31, 2003 and 2002

6.   CAPITAL STOCK

     The authorized capital of the Company consists of 55,000,000 voting common shares with $0.001 par value and 20,000,000 voting preferred shares with $0.001 par value.

     As at June 30, 2004, the Company has not granted any stock options and has not recorded any stock-based compensation (see Note 9 - Commitments).

     The Company has issued share purchase warrants as follows:

                                              Number of        Weighted Average
                                               Warrants          Exercise Price

         Balance, April 3, 2002                       -                 $      -

         Issued during the period (i)            15,000                    0.75
                                               --------                 --------
         Balance, December 31, 2002              15,000                    0.75

         Issued during the year (ii)            100,000                    0.11
                                               --------                 --------
         Balance, December 31, 2003             115,000                    0.19

         Issued during the period (iii)         204,000                    0.75
                                               --------                 --------
         Balance, June 30, 2004                 319,000                 $  0.55
                                               ========                 ========

i) During 2002, the Company issued 15,000 units at $0.10 per unit. Each unit consisted of one common share and one share purchase warrant. Each warrant entitles the holder to purchase an additional common share for $0.75 and must be exercised within six months of the date the Company's shares commence trading on a United States Stock exchange.

                            CHINA HEALTH HOLDING INC.
                       (formerly A E&E Pharma Corporation)
                          (a development stage company)

                          NOTES TO FINANCIAL STATEMENTS

                         SIX MONTHS ENDED JUNE 30, 2004

                     Years ended December 31, 2003 and 2002

6.   CAPITAL STOCK - CONT'D

ii) During 2003, the Company issued 100,000 units at $0.08 per unit. Each unit consisted of one common share and one share purchase warrant. Each warrant entitles the holder to purchase an additional common share for $0.11 and must be exercised within six months of the date the Company's shares commence trading on a United States Stock exchange.

iii) During 2004, the Company issued 204,000 units at $0.25 per unit. Each unit consisted of one common share and one share purchase warrant. Each warrant entitles the holder to purchase an additional common share for $0.75 and must be exercised within six months of the date the Company's shares commence trading on a United States Stock exchange.

7.   SUPPLEMENTARY NON-CASH INFORMATION

     The Company entered into the following non-cash transactions:

     a) During 2004, the Company issued 2,200,000 common shares at $0.001 per share and a $175,000 promissory note payable as consideration for the purchase of intangible assets and research and development services (see Note 3). As at June 30, 2004, notes payable included accrued interest expense of $1,458.

     b) During 2004, the Company issued 36,000 common shares at $0.0025 and $0.001 per share to pay for consulting services, and the Company issued 200,000 common shares at $0.01 as reimbursement for travel expenses.

     c) During 2003, the Company issued 3,760,000 common shares at prices ranging from $0.0025 to $0.01 to settle debts of $22,380.

     d) During 2003, the Company issued 90,000 common shares at $0.0025 per share as payment for consulting services of $225.

8.   RELATED PARTY TRANSACTIONS

    The Company has entered into the following related party transactions:

     - Paid management fees to directors and shareholders totalling $36,000 for the period ended June 30, 2004 (December 31, 2003 - $60,000 and December 31, 2002 - $45,000);
     - Paid interest expense to directors and shareholders totalling $4,023 for the period ended June 30, 2004 (December 31, 2003 - $2,069, December 31, 2002 - $Nil) all payable to shareholders of the Company;
     - Acquired intellectual property and paid research and development costs to directors and shareholders at a total cost of $177,200 (see Note 3).

                            CHINA HEALTH HOLDING INC.
                       (formerly A E&E Pharma Corporation)
                          (a development stage company)

                          NOTES TO FINANCIAL STATEMENTS

                         SIX MONTHS ENDED JUNE 30, 2004

                     Years ended December 31, 2003 and 2002

9.   COMMITMENTS

     Pursuant to various management and consulting contracts the Company has committed to pay fees and grant common stock options as follows:

     - pay a monthly management fee of $8,000 to the Company's President from April 1, 2004 to April 30, 2009 and grant 2,500,000 common stock options at $0.10 per share
     - pay a monthly consulting fee of $2,500 to a shareholder of the Company up to November 1, 2004, and grant 600,000 common stock options at $0.10 per share
     - pay a monthly consulting fee of $1,000 to a shareholder of the Company up to November 1, 2004 and grant 150,000 common stock options at $0.10 per share
     -    grant 100,000 common stock options at $0.10 per share to a consultant
     - grant 150,000 common stock options at $0.10 per share to a shareholder in respect of consulting services
     - grant 200,000 common stock options at $0.10 per share to a director in respect of consulting services
     - grant 800,000 common stock options exercisable at $.05 per share to the Company's President in respect of management services

     On March 9, 2004, the Company entered into an licensing agreement with Hotway Nutraceuticals Canada Co., Ltd. ("Hotway"), a British Columbia company. Under this agreement Hotway has granted the Company exclusive licenses to certain neutraceutical products for a term of twenty years in the following countries: United States, Canada, Argentina, Brazil, Columbia, Chile, Uruguay, Paraguay, England, France, Germany, Italy, Spain, Holland, Poland, Switzerland, Sweden, Australia, Monaco, Norway, Denmark, Austria, Ireland, Israel, Kuwait, Iran, Hong Kong, Japan, Malaise, Singapore, India, Indonesia and the People's Republic of China. The licensing agreement grants the Company (a) the exclusive license to utilize 19 neutraceutical products and their raw materials in the above-listed territories; (b) the exclusive rights to register the Trademarks/Trade Names of the products under our name in each of the above-listed territories; (c) the exclusive license to use, replicate, copy, modify, adopt and manufacture the products for the purpose of developing derivative products by modifying, refining, upgrading, or improving the licensed property; and (d) the exclusive rights to the licensed products' ingredients. In addition, Hotway granted the Company a right of first refusal to acquire any new products developed by Hotway after January 9, 2004. In consideration for rights granted under the licensing agreement, the Company agreed to pay Hotway $10,000 for each country listed above. The payments must be paid to Hotway by January 9, 2005. The Company also agreed to: (a) sell a minimum of 2,000 bottles/60 capsules of the licensed products within 6-12 months after January 9, 2004; (b) manage marketing programs for the licensed products within 3-6 months after January 9, 2004;
     (c) maintain sales of a minimum of 6,000 bottles/60 capsules annually for each above-listed country within 6-12 months after January 9, 2004; and (d) sell a minimum of 200kg/month of raw materials in Canada within 6-12 months after January 9, 2004.

                            CHINA HEALTH HOLDING INC.
                       (formerly A E&E Pharma Corporation)
                          (a development stage company)

                          NOTES TO FINANCIAL STATEMENTS

                         SIX MONTHS ENDED JUNE 30, 2004

                     Years ended December 31, 2003 and 2002

9.   COMMITMENTS - CONT'D

     On March 9, 2004, the Company entered into a licensing agreement with Hotway, by which grants the Company exclusive licenses to De-Daibe and Depressor Herbs neutraceutical products for a term of twenty years in the following countries: United States, Canada, Argentina, Brazil, Columbia, Chile, Uruguay, Paraguay, England, France, Germany, Italy, Spain, Holland, Poland, Switzerland, Sweden, Australia, Monaco, Norway, Denmark, Austria, Ireland, Israel, Kuwait, Iran, Hong Kong, Japan, Malaise, Singapore, India, Indonesia and the People's Republic of China. This licensing agreement grants the Company (a) the exclusive license to utilize the De-Daibe and Depressor Herbs neutraceutical products and their raw materials in the above-listed territories; (b) the exclusive rights to register the Trademarks/Trade Names of the products under our name in each of the above-listed territories; (c) the exclusive license to use, replicate, copy, modify, adopt and manufacture the products for the purpose of developing derivative products by modifying, refining, upgrading, or improving the licensed property; and (d) the exclusive rights to the licensed products' ingredients. In addition, Hotway granted the Company us a right of first refusal to acquire any new products developed by Hotway after March 9, 2004. In consideration for rights granted under this licensing agreement, the Company agreed to pay Hotway $10,000 for each country listed above. The payments must be paid to Hotway by March 9, 2005. The Company also agreed to: (a) sell a minimum of 2,000 bottles/60 capsules of the licensed products within 6-12 months after March 9, 2004; (b) manage marketing programs for the licensed products within 3-6 months after March 9, 2004; (c) maintain sales of a minimum of 6,000 bottles/60 capsules annually for each above-listed country within 6-12 months after March 9, 2004; and (d) sell a minimum of 200kg/month of raw materials in Canada within 6-12 months after March 9, 2004.

10.  INCOME TAXES

     The Company has net operating loss carry forwards for income taxes amounting to approximately $256,000 as at June 30, 2004 (December 31, 2003
     - $174,000, December 31, 2002 - $72,000) which may be available to reduce future year's taxable income. These carry forwards will expire, if not utilized, commencing in 2008. Management believes that the realization of the benefits from these losses appears uncertain due to the Company's limited operating history and continuing losses. Accordingly, a full, deferred tax asset valuation allowance has been provided and no deferred tax asset benefit has been recorded.

                            CHINA HEALTH HOLDING INC.
                       (formerly A E&E Pharma Corporation)
                          (a development stage company)

                          NOTES TO FINANCIAL STATEMENTS

                         SIX MONTHS ENDED JUNE 30, 2004

                     Years ended December 31, 2003 and 2002

11.  SUBSEQUENT EVENTS

     Subsequent to the year end, the Company granted a total of 4,500,000 stock options to officers and consultants with exercise prices ranging from $0.05 to $0.10 in order to fulfil the Company's commitment on service agreements signed before the period end.

     Subsequent to the year end, the Company signed an agreement to grant 600,000 stock options at $0.10 per share for management and legal services.

     Subsequent to the year end, the Company issued 1,030,000 common shares at $0.25 per share as compensation for services provided to the Company.

     Subsequent to the year end, the Company signed service agreements which require the Company to issue a total of 1,025,000 common shares at $0.25 per share and to grant a total of 1,250,000 stock options with an exercise price of $0.10 per share.

     Subsequent to the year end, total of 350,000 stock options were exercised for total proceeds of $35,000.

                                    4,048,788
                                    Shares of
                                  Common Stock

                                       of

                           China Health Holding, Inc.





                                   PROSPECTUS




                 The date of this prospectus is __________, 2004

                                     PART II

                     INFORMATION NOT REQUIRED IN PROSPECTUS

Item 24. Indemnification of Directors and Officers

     Our Bylaws of require us to indemnify our officers and directors to the full extent permitted by Nevada law. Section 78.751 of the Nevada Revised Statutes permits a corporation, under specified circumstances, to indemnify its directors, officers, employees or agents against expenses, including attorney's fees, judgments, fines and amounts paid in settlements actually and reasonably incurred by them in connection with any action, suit or proceeding brought by third parties by reason of the fact that they were or are directors, officers, employees or agents of the corporation, if such directors, officers, employees or agents acted in good faith and in a manner they reasonably believed to be in or not opposed to the best interests of the corporation and, with respect to any criminal action or proceeding, had no reason to believe their conduct was unlawful.

     In a derivative action, that is, one by or in the right of the corporation, indemnification may be made only for expenses actually and reasonably incurred by directors, officers, employees or agents in connection with the defense or settlement of an action or suit, and only with respect to a matter as to which they shall have acted in good faith and in a manner they reasonably believed to be in or not opposed to the best interests of the corporation, except that no indemnification shall be made if such person shall have been adjudged liable to the corporation, unless and only to the extent that the court in which the action or suit was brought shall determine upon application that the defendant directors, officers, employees or agents are fairly and reasonably entitled to indemnity for such expenses despite such adjudication of liability.

     Our Bylaws also require that we pay all expenses of our officers and directors incurred in defending a civil or criminal action, suit or proceeding as such costs are incurred and in advance of the final disposition of the action, suit or proceeding upon receipt of an undertaking by or on behalf of the director or officer to repay the amount if it is ultimately determined by a court of competent jurisdiction that he or she is not entitled to be indemnified by us.

     Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers or persons controlling us pursuant to the foregoing provisions, or otherwise, we have been advised that in the opinion of the Securities and Exchange Commission, such indemnification is against public policy as expressed in the Securities Act of 1933 and is, therefore, unenforceable.

Item 25. Other Expenses of Issuance and Distribution

     The following table sets forth an itemization of all estimated expenses, all of which we will pay, in connection with the issuance and distribution of the securities being registered:

             Nature of Expense                                        Amount
             -----------------                                    ------------
    SEC Registration fee                                            $  128.25
    Accounting fees and expenses                                    12,000.00*
    Legal fees and expenses                                         45,000.00*
                                                                  ------------
                 TOTAL                                             $57,128.25*
                                                                  ============
         * Estimated

Item 26. Recent Sales of Unregistered Securities

     Since we were formed on April 3, 2002, we issued an aggregate of 35,452,700 shares of our common stock to 62 individuals pursuant to Section 4(2) of the Securities Act of 1933, as amended (the "Securities Act"), and/or Regulation S, promulgated pursuant to the Securities Act.

     On June 18, 2002, we issued 22,880,000 founders shares of our common stock to Julianna (Jenny) Lu. Such shares were valued at $57,200 ($0.0025 per share).

     On June 26, 2002, we issued 4,000 shares of our common stock to one investor in consideration for $1,000 ($0.25 per share) cash.

     On June 28, 2002, we issued 15,000 shares of our common stock to one investor in consideration for $1,500 ($0.10 per share) cash.

     On August 29, 2002, we issued 15,000 shares of our common stock to one individual in consideration for consultant services provided. Such shares were valued at $0.001 per share, or a total of $15.

     On September 28, 2003, we issued 50,000 shares of our common stock to one individual as repayment of a loan. These shares were valued at $500 ($0.01 per share).

     On November 18, 2003, we issued 3,600,000 shares of our common stock to four individuals in settlement of a $12,500 principal amount loan and $1,000 of interest that had accrued on the loan. 3,000,000 of these shares were valued at $0.0025 per shares and the remaining 600,000 shares were valued at $0.01 per share.

     On November 18, 2003, we issued an aggregate of 2,430,000 shares of our common stock to fourteen individuals in consideration for services rendered. Such shares were valued at ($0.0025 per share). 200,000 of these shares were issued to Xiao Fei Yu and 370,000 of these shares were issued to Dick Wu. Messrs. Yu and Wu are currently members of our Board of Directors.

     On November 18, 2003, we issued 5,000 shares of our common stock to one individual as a consulting fee. Such shares were valued at $12.50 ($0.0025 per share).

     On November 18, 2003, we issued 110,000 shares of our common stock to one individual as repayment of a loan. Such shares were valued at $8,380 ($0.08 per share).

     On December 26, 2003, we issued 100,000 shares of our common stock to an entity in consideration for $7,617 ($0.08 per share) cash.

     On December 26, 2003 we issued 85,000 shares of our common stock to two individuals as a consulting fee. Such shares were valued at $212.50 ($0.0025 per share).

     On January 29, 2004, we issued an aggregate of 750,000 shares of our common stock to three individuals and one entity in consideration for $11,500 cash. 650,000 of such shares were valued at $0.01 per share and 100,000 of such shares were valued at $0.05 per share.

     On January 29, 2004, we issued 15,000 shares of our common stock to one individual as a consulting fee. Such shares were valued at $37.50 ($0.0025 per share).

     On January 29, 2004, we issued 200,000 shares of our common stock to one individual as repayment of travel expenses. Such shares were valued at $2,000 ($0.01 per share).

     On January 29, 2004, we issued 6,000 shares of our common stock to two individuals as a consulting fee. Such shares were valued at $15 ($0.0025 per share).

     On February 26, 2004, we issued 310,000 shares of our common stock to two individuals in consideration for $22,000 cash. 100,000 of such shares were valued at $0.05 per share, 200,000 were valued at $0.08 per share and 10,000 were valued at $0.10 per share.

     On April 18, 2004, we issued 200,000 shares of our common stock to two individuals in consideration for $50,000 ($0.25 per share) cash.

     On May 1, 2004, we issued 2,000,000 shares of our common stock to Julianna (Jenny) Lu and 200,000 shares of our common stock to Xiao Fei Yu. Such shares were issued in connection with the purchase of the rights to 26 100% natural medicinal products that comprise our King of Herbs and Taoist Medicine product lines.

     On May 1, 2004, we issued 9,000 shares of our common stock to three individuals in consideration for services rendered. Such shares were valued at $22.50 ($0.0025 per share).

     On May 1, 2004, we issued 35,000 shares of our common stock to one individual in consideration for $350 ($0.01 per share) cash.

     On May 2, 2004, we issued 8,300 shares of our common stock to nine individuals in consideration for services rendered. Such shares were valued at $20.75 ($0.0025 per share).

     On May 3, 2004, we issued 2,400 shares of our common stock to eight individuals in consideration for services rendered. Such shares were valued at $6 ($0.0025 per share).

     On May 25, 2004, we issued 18,000 shares of our common stock to five individuals in consideration for services rendered. Such shares were valued at $45 ($0.0025 per share).

     On August 8, 2004, we issued 25,000 shares of our common stock to Kenneth Douglas, our Vice President, General Counsel and Secretary. These shares were valued at $6,250 ($0.25 per share).

     Also on August 8, 2004, we issued 25,000 shares of common stock to one individual pursuant to a service contract. These shares were valued at $6,250 ($0.25 per share).

     On August 12, 2004 we issued 60,000 shares of our common stock to Dick Wu upon the exercise of options. Such options were exercised at a price of $0.10 per share, for a total cash consideration of $6,000.

     On August 16, 2004, we issued 90,000 shares of common stock to Dick Wu and 50,000 shares of common stock to Kenneth Douglas upon the exercise of options. Such options were exercised at a price of $0.10 per share, for a total cash consideration of $14,000.

     On August 18, 2004, we issued 1,000,000 shares of common stock to Michael Baybak pursuant to a Consulting Agreement with National Media Associates, dated August 8, 2004. These shares were valued at $250,000 ($0.25 per share).

     On August 18, 2004, we issued 1,000,000 shares of common stock to Sichenzia Ross Friedman Ference LLP in consideration for certain legal services performed for us. These shares were valued at $250,000 ($0.25 per share).

     On August 18, 2004, we issued 150,000 shares of our common stock to Kenneth Douglas upon the exercise of options. These options were exercised at a price of $0.10 per share for total cash consideration of $15,000.

     On August 22, 2004, we issued 5,000 shares of our common stock to one individual in consideration for services rendered. Such shares were valued at $1,250 ($0.25 per share).

     All of the foregoing issuances were exempt from registration under Section 4(2) of the Securities Act and/or Regulation S, promulgated pursuant to the Securities Act. None of the purchasers who received shares under Regulation S are U.S. persons as defined in Rule 902(k) of Regulation S, and no sales efforts were conducted in the

U.S., in accordance with Rule 903(c). Such purchasers acknowledged that the securities purchased must come to rest outside the U.S., and the certificates contain a legend restricting the sale of such securities until the Regulation S holding period is satisfied.

Item 27. Exhibits

Exhibit Number        Description
------------------ -- -----------------------------------------------------------------------------------------------------
3.01                  Articles of Incorporation of the A E&E Pharma Corporation
3.02                  Certificate of Amendment to Articles of Incorporation, changing name to China Health Holding, Inc.
3.03                  Bylaws
5                     Opinion of Sichenzia Ross Friedman Ference LLP
10.01                 Purchase Agreement, dated May 1, 2004, between A E&E Pharma Corporation, Julianna (Jenny) Lu and Xiao Fei Yu
10.02                 Amended and Restated Intellectual Property Purchase Agreement, dated August 8, 2004, between
                      China Health Holding, Inc., Julianna (Jenny) Lu and Xiao Fei Yu
10.03                 Exclusive Licensing Agreement for 19 Cordyceps Products, dated March 9, 2004, between Hotway
                      Nutraceutical Canada Co., Ltd. and A E&E Pharma Corporation
10.04                 Exclusive Licensing Agreement for De-Daibe and Depressor Herbs, dated March 9, 2004, between
                      Hotway Nutraceutical Canada Co., Ltd. and A E&E Pharma Corporation
10.05                 Manufacturing Agreement, dated June 8, 2004, between China Health Holding, Inc. and Hotway
                      Nutraceutical Canada Co., Ltd.
10.06                 Manufacturing Agreement, dated February 9, 2004, between Canadian Phytopharmaceuticals Corp.
                      and A E&E Pharma Corporation
10.07                 Manufacturing Agreement, dated April 8, 2004, between A E&E Pharma Corporation and GFR Pharma,
                      Ltd.
10.08                 Lease Agreement, dated May 11, 2004, between A E&E Pharma Corporation and Insignia Corporate
                      Establishments (Eight) Inc.
10.09                 Executive Management Services Agreement, dated June 1, 2004, between China Health Holding,
                      Inc. and Julianna (Jenny) Lu
10.10                 Director Services Agreement, dated May 26, 2004, between China Health Holding, Inc. and Xiao
                      Fei Yu
10.11                 Consulting Services Agreement, dated June 8, 2004, between China Health Holding, Inc. and Xiao
                      Fei Yu
10.12                 Director Consulting Services Agreement, dated July 8, 2004, between China Health Holding, Inc.
                      and Dick Wu
10.13                 Management Services Agreement, dated July 9, 2004, between China Health Holding, Inc. and
                      Kenneth Douglas
10.14                 Consulting Agreement, dated August 8, 2004, between China Health Holding, Inc. and National
                      Media Associates
10.15                 Amendment No. 1 to Consulting Agreement, dated September 6, 2004, between China Health
                      Holding, Inc. and National Media Associates
23.01                 Consent of Sichenzia Ross Friedman Ference LLP (Included in Exhibit 5)
23.02                 Consent of Dale Matheson Carr-Hilton Labonte


Item 28. Undertakings

     The undersigned Registrant hereby undertakes:

     (1) To file a post-effective amendment to this Registration Statement during any period in which offers or sales are being made:

     (i) to include any Prospectus required by Section 10(a)(3) of the Securities Act;

     (ii) to reflect in the Prospectus any facts or events arising after the effective date of the Registration Statement (or the most recent post-effective amendment thereof) which, individually, or in the aggregate, represent a fundamental change in the information set forth in the Registration Statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) ((S)230.424(b) of this Chapter) if, in the aggregate, the changes in volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the "Calculation of Registration Fee" table in the effective Registration Statement; and

     (iii) to include any material information with respect to the plan of distribution not previously disclosed in the Registration Statement of any material change to such information in the Registration Statement.

     (2) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of this offering.

     (3) To provide to the Underwriters at the closing specified in the underwriting agreement certificates in such denominations and registered in such names as required by the Underwriter to permit prompt delivery to each purchaser.

     (4) That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new Registration Statement relating to the securities offered therein, and this offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

     (5) That, insofar as indemnification for liabilities arising from the Securities Act may be permitted to directors, officers, and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

     (6) That, for purposes of determining any liability under the Securities Act, the information omitted from the form of Prospectus filed as part of this Registration Statement in reliance upon Rule 430A and contained in a form of Prospectus filed by the Registrant pursuant to Rule 424(b)(1) or (4) or Rule 497(h) under the Securities Act shall be deemed to be part of this Registration Statement as of the time it was declared effective.

                                   SIGNATURES

     Pursuant to the requirements of the Act, the Company certifies that it has reasonable grounds to believe that it meets all of the requirement for filing on Form SB-2 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in British Columbia, Canada on September 16, 2004.

                                             CHINA HEALTH HOLDING, INC.


                                             By: /s/ Julianna Lu
                                                ------------------------------
                                                Julianna (Jenny) Lu,
                                                Chief Executive Officer,
                                                Principal Financial Officer,
                                                Principal Accounting Officer,
                                                Treasurer and Chairman of the
                                                Board of Directors

     In  accordance   with  the   requirements   of  the  Securities  Act,  this
Registration Statement has been signed below by the following persons on behalf of the Company in the capacities and on the dates indicated.

                  Signature                                           Title                                 Date

             /s/ Julianna Lu                     Chief Executive Officer, Principal Financial        September 16, 2004
             ---------------------               Officer, Principal Accounting Officer, Treasurer
                 Julianna (Jenny) Lu             and Chairman of the Board of Directors

             /s/ Xiao Fei Yu
             ---------------------
                 Xiao Fei Yu                     Director                                            September 16, 2004


             /s/ Dick Wu
             ----------------------              Director                                            September 16, 2004
                 Dick Wu